UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Stock Yards Bancorp, Inc.
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1040 East Main Street
Louisville, Kentucky 40206
502.582.2571

March 25, 2016

Dear Shareholder:

We invite you to attend the 2016 Annual Meeting of Shareholders of Stock Yards Bancorp, Inc., to be held at 10:00 a.m., Eastern Time, on Thursday, April 28, 2016, at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40206. There is a map on the back cover for your reference.

The enclosed Notice and Proxy Statement contain complete information about matters to be considered at the Annual Meeting, at which we will also review Stock Yards Bancorp’s business and operations. Only shareholders of record on the record date for the meeting and their proxies are entitled to vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting of Shareholders, we hope you will vote as soon as possible. You may vote your shares via a toll free number or over the Internet, or by completing, signing and returning the enclosed proxy card in the envelope provided. Instructions regarding each of the three methods of voting are contained in the Proxy Statement.

Sincerely yours,

/s/ David P. Heintzman

David P. Heintzman

Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on April 28, 2016: The Notice and Proxy Statement and Annual Report are available at http://irinfo.com/sybt/sybt.html.

Stock Yards Bancorp, Inc.

1040 East Main Street
Louisville, Kentucky 40206

NOTICE OF THE
2016 ANNUAL MEETING OF SHAREHOLDERS

March 25, 2016

To our Shareholders:

The Annual Meeting of Shareholders of Stock Yards Bancorp, Inc., a Kentucky corporation, will be held on Thursday, April 28, 2016 at 10:00 a.m., Eastern Time, at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40206 for the following purposes:

(1)	To elect eleven directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

(2)	To ratify the selection of KPMG LLP as the independent registered public accounting firm for Stock Yards Bancorp, Inc. for the year ending December 31, 2016;

(3)	To approve a non-binding resolution to approve the compensation of Stock Yards Bancorp’s named executive officers; and

(4)	To transact such other business as may properly come before the meeting.

The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is the close of business on March 7, 2016.

Your vote is important. Whether or not you plan to attend the Annual Meeting of Shareholders, we hope you will vote as soon as possible. Please review the instructions with respect to each of your voting options as described in the Proxy Statement. The Board of Directors of Stock Yards Bancorp appreciates your cooperation in directing proxies to vote at the meeting. If your schedule permits, I hope you will join me at the meeting.

By Order of the Board of Directors

/s/ David P. Heintzman

David P. Heintzman
Chairman and Chief Executive Officer

WE URGE SHAREHOLDERS TO VOTE AS SOON AS POSSIBLE

Stock Yards Bancorp, Inc.

1040 East Main Street
Louisville, Kentucky 40206

PROXY STATEMENT
FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS

General Information about the Annual Meeting

Why have I received these materials?

We are mailing this Proxy Statement and the accompanying proxy to shareholders on or about March 25, 2016. The proxy is solicited by the Board of Directors of Stock Yards Bancorp, Inc. (referred to throughout this Proxy Statement as “Stock Yards Bancorp”, “Bancorp”, “the Company” or “we” or “our”) in connection with our Annual Meeting of Shareholders that will take place on Thursday, April 28, 2016. We invite you to attend the Annual Meeting and request you to vote on the proposals described in this Proxy Statement.

What am I voting on?

●	Electing eleven directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected;

●	Ratifying the selection of KPMG LLP as the independent registered public accounting firm for Stock Yards Bancorp, Inc. for the year ending December 31, 2016; and

●	Approving a non-binding resolution to approve the compensation of the Company’s named executive officers.

Where can I find more information about these voting matters?

●	Information about the nominees for election as directors is contained in Item 1;

●	Information about the ratification of the selection of KPMG LLP as the independent registered public accounting firm is contained in Item 2; and

●	Information about the non-binding resolution to approve the compensation of Stock Yards Bancorp’s named executive officers is contained in Item 3.

What is the relationship of Stock Yards Bancorp and Stock Yards Bank & Trust Company?

Stock Yards Bancorp is the holding company for Stock Yards Bank & Trust Company (referred to throughout this Proxy Statement as “the Bank”). Stock Yards Bancorp owns 100% of Stock Yards Bank & Trust Company. Because Stock Yards Bancorp has no significant operations of its own, its business and that of Stock Yards Bank & Trust Company are essentially the same.

Who is entitled to vote at the Annual Meeting?

Holders of record of Common Stock (“Common Stock”) of Stock Yards Bancorp as of the close of business on March 7, 2016 will be entitled to vote at the Annual Meeting. On March 7, 2016, there were 14,927,921 shares of Common Stock outstanding and entitled to one vote on all matters presented for vote at the Annual Meeting.

How do I vote my shares?

If you are a “record” shareholder of Common Stock (that is, if you hold Common Stock in your own name in Stock Yards Bancorp’s stock records maintained by our transfer agent), you may vote your shares by using one of the following three options.

●	By Internet – If you have Internet access, we encourage you to vote on www.proxyvote.com by following instructions on the proxy card;

●	By Telephone – by making a toll-free telephone call from the U.S. or Canada to 1(800) 690-6903; or

●	By Mail – You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card provided by them or by following their instructions for voting by telephone or over the Internet. Beneficial owners who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds your shares and to follow the voting instructions on such form.

If you are a participant in the Stock Yards Bank & Trust Company 401(k) and Employee Stock Ownership Plan (“KSOP”), are still employed by the Bank and have a Bank email address, you will receive an electronic version of the proxy card for the shares that you own through that savings plan. If you are a participant no longer employed by the Bank or for another reason do not have a Bank email address, you will receive a paper version of the proxy card via postal mail. In either case, that proxy card will serve as a voting instruction card for the trustee of the plan. If you own shares through the plan and do not vote, the plan trustee will be instructed by the plan’s administrative committee to vote the plan shares as the Board of Directors recommend.

What if I return my proxy card but do not provide voting instructions?

If you vote by proxy card, your shares will be voted as you instruct. If you return your proxy card but do not mark your voting instructions on your signed card, Mr. Heintzman, Chairman and Chief Executive Officer, and Mr. James A. Hillebrand, President, as proxies named on the proxy card, will vote your shares FOR the election of the eleven director nominees, FOR the ratification of KPMG LLP and FOR the approval of the compensation of the named executive officers.

Can I change my vote after I have voted?

Yes. You may change your vote at any time before the polls close at the Annual Meeting. You may do this by:

●	Signing another proxy card with a later date and returning it to us prior to the Annual Meeting;

●	Voting again by telephone or through the Internet prior to 11:59 p.m., Eastern Time, on April 27, 2016;

●	Giving written notice of revocation to the Secretary of the Company prior to the Annual Meeting; or

●	Voting again at the Annual Meeting.

Your attendance at the Annual Meeting will not have the effect of revoking a proxy unless you notify our Corporate Secretary in writing before the polls close that you wish to revoke a previous proxy.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have the discretionary authority to vote. This is called a “broker non-vote”. In these cases the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”) that govern brokers.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares on the ratification of KPMG LLP (Item 2) even if the broker does not receive voting instructions from you. However your broker does not have discretionary authority to vote on the election of directors (Item 1) or the approval of executive compensation (Item 3) without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting in person or by proxy of the holders of more than 50 percent of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

What vote is required to approve each item?

You may vote “FOR” each nominee for director or “AGAINST” each nominee, or “ABSTAIN” from voting on one or more nominees. Unless you mark “AGAINST” or “ABSTAIN” with respect to a particular nominee or nominees or for all nominees, your proxy will be voted “FOR” each of the director nominees named in this Proxy Statement. A nominee will be elected as a director if the number of “FOR” votes exceeds the number of “AGAINST” votes.

The selection of the independent registered public accounting firm will be ratified if the votes cast for it exceed the votes cast against it.

The proposal to approve the compensation of our named executive officers disclosed in this Proxy Statement will pass if votes cast for it exceed votes cast against it. Because this vote is advisory, it will not be binding upon Bancorp or the Board of Directors.

Any other item to be voted upon at the Annual Meeting will pass if votes cast for it exceed votes cast against it.

Who counts the votes?

Broadridge Financial Solutions will count votes cast by proxy at the Annual Meeting. They will also certify the results of the voting and will also determine whether a quorum is present at the meeting. Any votes cast in person at the Annual Meeting will be included in the final voting tally.

How are abstentions and broker non-votes treated?

You may abstain from voting on one or more nominees for director. You may also abstain from voting on any or all other proposals. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast for or against any nominee or with respect to any other matter. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, we will treat these shares as present at the meeting for purposes of determining a quorum but the shares will not count as votes cast on the matter. Abstentions and broker non-votes will not affect the outcome of any matters to be voted on at the Annual Meeting.

What information do I need to attend the Annual Meeting?

We do not use tickets for admission to the Annual Meeting. If you are voting in person, we may ask for photo identification.

How does the Board recommend that I vote my shares?

The Board recommends a vote FOR each of the nominees for director set forth in this document, FOR the ratification of the selection of the independent registered public accounting firm and FOR the approval of the compensation of the named executive officers.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of Stock Yards Bancorp. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described herein that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

Stock Yards Bancorp will bear the cost of soliciting proxies in the form enclosed. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees. We reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such Common Stock. The Company has engaged the services of Laurel Hill Advisory Group, LLC., a professional proxy solicitation firm, to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. The Company’s costs for such services will not exceed $13,500.

Is there any information that I should know about future annual meetings?

Any shareholder who intends to present a proposal at the 2017 Annual Meeting of Shareholders must deliver the proposal to the Corporate Secretary at 1040 East Main Street, Louisville, Kentucky 40206 no later than November 23, 2016, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. In addition, our Bylaws impose certain advance notice requirements on a shareholder nominating a director or submitting a proposal to an Annual Meeting. Such notice must be submitted to the Secretary of Stock Yards Bancorp no later than January 27, 2017. The notice must contain information prescribed by the Bylaws, copies of which are available from the Secretary. These requirements apply even if the shareholder does not desire to have his or her nomination or proposal included in our Proxy Statement.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board Leadership Structure

The Stock Yards Bancorp’s Board of Directors represents shareholders’ interests in perpetuating a successful business including optimizing shareholder returns. The Directors are responsible for determining that the Company is managed to ensure this result. This is an active responsibility, and the Board monitors the effectiveness of policies and decisions including the execution of the Company’s business strategies. Strong corporate governance guidelines form the foundation for Board practices. As a part of this foundation, the Board believes that high ethical standards in all Company matters are essential to earning the confidence of investors, customers, employees and vendors. Accordingly, Stock Yards Bancorp has established a framework that exercises appropriate measures of oversight at all levels of the Company and clearly communicates that the Board expects all actions be consistent with its fundamental principles of business ethics and other corporate governance guidelines. The Company’s governance guidelines and other related matters are published on the Company website: www.syb.com under the Investor Relations tab.

The Board of Directors believes the most effective leadership structure for the Company is a combined Chairman and Chief Executive Officer position filled by Mr. Heintzman. He is the director most familiar with the business of the Company and the banking industry, and the Board believes that he is best suited to lead discussions on important issues affecting the Bank and Bancorp. Combining the Chief Executive Officer and Chairman positions creates a firm link between management and the Board and promotes development and implementation of corporate strategy. As the Board is committed to strong corporate governance practices, the Board has designated a lead independent director. In addition to an independent lead director, three committees of the Board provide independent oversight of management – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each is composed entirely of independent directors.

The Chair of the Nominating and Corporate Governance Committee (currently Charles R. Edinger III) acts in the role of lead director. The lead director presides at executive sessions of the Board which consist of non-management directors and are held at least four times annually. He has authority to call special meetings of the independent directors and committees of the Board, serves as liaison between the Chairman and board members and is available to discuss with any director concerns he or she may have regarding the Board, the Company or the management team. The lead independent director is responsible for providing advice and consultation to the Chairman and Chief Executive Officer and informing him of decisions reached and suggestions made during executive sessions of the Board of Directors. The lead director reviews and approves matters such as agendas for Board meetings and executive sessions, and information distributed to board members.

The Board conducts an annual self-assessment aimed at enhancing its effectiveness. Through regular evaluation of its policies, practices and procedures, the Board identifies areas for further consideration and improvement. The evaluation process is led by the Nominating and Corporate Governance Committee. Each director is requested to complete a questionnaire and provide feedback on a range of issues, including his or her assessment of the Board’s overall effectiveness and performance; its committee structure; the composition of the Board and the background and skills of its members; the quality, timing and relevance of information received from management; and the nature and scope of agenda items. The Audit and Compensation Committees also conduct their own self-assessments led by the committee chairs.

Board Oversight of Risk Management

The Board of Directors has a significant role in the oversight of risk management. The Board receives information regarding risks facing the Company, their relative magnitude and management’s plan for mitigating these risks. Primary risks facing the Company are credit, operational, interest rate, liquidity, compliance/legal, strategic and reputational risks. After assessment by management, reports are made to committees of the Board. Credit risk is addressed by a newly-formed committee of the Bank, the Credit Risk Committee, which replaced the Loan Committee. Operational and compliance/legal risks are addressed by the Audit Committee of Bancorp. Interest rate and liquidity risks are addressed by the Asset/Liability Committee comprised of Bank management and reports are made monthly to the Board. Strategic and reputational risk is addressed by the above committees in addition to the Compensation Committee along with other executive compensation matters. Oversight of the trust department is addressed by the Trust Committee of the Bank. Corporate governance matters are addressed by the Nominating and Corporate Governance Committee of Bancorp. The full Board hears reports from each of these committees at the Board meeting immediately following the Committee meeting. The Bank’s Director of Internal Audit has a direct reporting line to the Audit Committee of the Board. The Chief Risk Officer, Information Security Officer and Compliance Officer make regular reports to the Audit Committee of the Board and the full Board when appropriate. Over time, it is expected that the Credit Risk Committee will assume oversight responsibility for a broader range of enterprise-related risks within the Bank.

BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES

During 2015, the Board of Directors of Stock Yards Bancorp held thirteen regularly scheduled meetings. All directors of Stock Yards Bancorp are also directors of the Bank. During 2015, the Bank’s Board of Directors also held thirteen regularly scheduled meetings.

All directors attended at least 75% of the number of meetings of the Board and committees of the Board on which they served that were held during the period he or she served as a director. All directors are encouraged to attend annual meetings of shareholders, and all attended the 2015 Annual Meeting.

Stock Yards Bancorp has an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee of the Board of Directors. The Bank has a Credit Risk Committee and a Trust Committee of the Board of Directors.

Audit Committee

The Board of Directors of Stock Yards Bancorp, Inc. maintains an Audit Committee comprised of directors who are not officers of Stock Yards Bancorp. For 2015, the Audit Committee was comprised of Messrs. Brown, Herde (Chairman), Lechleiter and Priebe.   Each of these individuals meets the SEC and NASDAQ independence requirements for membership on an audit committee and each is financially literate within the meaning of the NASDAQ listing rules. The Board of Directors has adopted a written charter for the Audit Committee, and this charter is available on Stock Yards Bancorp’s website: www.syb.com.

The Audit Committee oversees Stock Yards Bancorp’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee, among other things, considers the appointment of the external auditors for Stock Yards Bancorp, reviews with the auditors the plan and scope of the audit and audit fees, monitors the adequacy of reporting and internal controls, meets regularly with internal and external auditors, reviews the independence of the external auditors, reviews Stock Yards Bancorp’s financial results as reported in Securities and Exchange Commission filings, and approves all audit and permitted non-audit services performed by its external auditors. The Committee reviews and evaluates identified related party transactions and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. The Audit Committee meets with our management at least quarterly to consider the adequacy of our internal controls and the objectivity of our financial reporting. This Committee also meets with the external auditors and with our internal auditors regarding these matters. Both the independent auditors and the internal auditors regularly meet privately with this Committee and have unrestricted access to this Committee. The Audit Committee held five meetings during 2015.

The Board of Directors has determined that Mr. Herde and Mr. Lechleiter are audit committee financial experts for Stock Yards Bancorp and are independent as described in the paragraph above. See “REPORT OF THE AUDIT COMMITTEE” for more information.

Nominating and Corporate Governance Committee

The Board of Directors of Stock Yards Bancorp, Inc. maintains a Nominating and Corporate Governance Committee. Members of this Committee are Messrs. Edinger (Chairman), Northern and Simon, all of whom are non-employee directors meeting the NASDAQ independence requirements for membership on a nominating and governance committee. Responsibilities of the Committee are set forth in a written charter satisfying the NASDAQ’s corporate governance standards, requirements of federal securities law, and incorporating other best practices.  The Board of Directors adopted the charter for the Nominating and Corporate Governance Committee, and this charter is available on Stock Yards Bancorp’s website: www.syb.com.

Among the Committee’s duties are identifying and evaluating candidates for election to the Board of Directors, including consideration of candidates suggested by shareholders. To submit a candidate for consideration by the Committee, a shareholder must provide written communication to the Committee. The Committee would apply the same board membership criteria to shareholder-nominated candidates as it would to Committee-nominated candidates. The Committee also assists the Board in determining the composition of Board committees, assessing the Board’s effectiveness and developing and implementing the Company’s corporate governance guidelines. This Committee held four meetings during 2015.

Compensation Committee

The Board of Directors of Stock Yards Bancorp, Inc. maintains a Compensation Committee. Members of this Committee are Messrs. Edinger, Lechleiter (Chairman) and Tasman, all of whom meet the NASDAQ independence requirements for membership on the Compensation Committee. The Board of Directors has adopted a written charter for the Compensation Committee, and this charter is available on Stock Yards Bancorp’s website: www.syb.com. The responsibilities of this Committee include oversight of executive and Board compensation and related programs. The Compensation Committee held seven meetings during 2015. See “EXECUTIVE COMPENSATION AND OTHER INFORMATION - REPORT ON EXECUTIVE COMPENSATION” for more information.

Credit Risk Committee

In 2015, the Company established a new Bank Credit Risk Committee. This Committee is responsible for monitoring the Bank’s commercial and consumer loan portfolio and the related credit risk. The Committee reviews and discusses with management its assessment of asset quality and trends in asset quality, credit quality administration and underwriting standards and the effectiveness of portfolio risk management systems. The Committee is also responsible for reviewing and approving significant lending and credit policies and compliance with those policies. Over time, it is expected that the Credit Risk Committee will expand its duties to include oversight responsibility for a wider range of enterprise-related risks within the Bank. Members of this Committee are Messrs. Northern (Chairman), Simon and Tasman. The Committee meets monthly and held five meetings in 2015.

Trust Committee

The members of the Bank’s Trust Committee are Messrs. Brown, Herde and Priebe. This Committee held six meetings in 2015. The Trust Committee oversees the operations of the trust department of the Bank to help ensure it operates in accordance with sound fiduciary principles and is in compliance with pertinent laws and regulations.

Shareholder Communications with the Board of Directors

Shareholders may communicate directly to the Board of Directors in writing by sending a letter to the Board at: Stock Yards Bancorp Board of Directors, P.O. Box 32890, Louisville, KY 40232-2890.  Communications directed to the Board of Directors will be received by the Chairman and processed by the Nominating and Corporate Governance Committee when the communications concern matters related to the duties and responsibilities of the Board of Directors.

ITEM 1. ELECTION OF ELEVEN DIRECTORS

The Board of Directors presently consists of eleven members. Directors serve a one-year term and hold office until the Annual Meeting following the year of their election and until his or her successor is elected and qualified, subject to his or her death, resignation, retirement, removal or disqualification.

The eleven directors nominated by the Nominating and Corporate Governance Committee of the Board of Directors for election this year to hold office until the 2017 Annual Meeting and until their respective successors are elected and qualified are:

Name, Age and Year Individual Became Director (1)	Principal Occupation; Certain Directorships (2) (3)

J. McCauley Brown	Retired Vice President, Brown-Forman Corporation
Age 63
Director since 2015

Charles R. Edinger III	President, J. Edinger & Son, Inc.
Age 66
Director since 1984

Name, Age and Year Individual Became Director (1)	Principal Occupation; Certain Directorships (2) (3)

David P. Heintzman	Chairman and Chief Executive Officer,
Age 56	Stock Yards Bancorp, Inc. and Stock Yards Bank & Trust Company
Director since 1992

Carl G. Herde	Chief Financial Officer, Baptist Healthcare System, Inc.
Age 55
Director since 2005

James A. Hillebrand	President,
Age 47	Stock Yards Bancorp, Inc. and Stock Yards Bank & Trust Company
Director since 2008

Richard A. Lechleiter	President, Catholic Education Foundation of Louisville
Age 57
Director since 2007

Richard Northern	Partner, Wyatt, Tarrant & Combs LLP
Age 67
Director since 2011

Stephen M. Priebe	President, Hall Contracting of Kentucky
Age 52
Director since 2012

Nicholas X. Simon	President and Chief Executive Officer,
Age 57	Publishers Printing Company
Director since 2002

Norman Tasman	President, Tasman Industries, Inc. and
Age 64	Tasman Hide Processing, Inc.
Director since 1995

Kathy C. Thompson	Senior Executive Vice President, Stock Yards Bancorp, Inc.
Age 54	and Stock Yards Bank & Trust Company, Manager of
Director since 1994	the Bank’s Investment Management and Trust Department

(1)	Ages listed are as of December 31, 2015.

(2)	Each nominee has been engaged in his or her chief occupation for five years or more with the exception of Messrs. Brown and Lechleiter as described below.

(3)

No nominee holds, or at any time in the last five years has held, any directorship in a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, other than Stock Yards Bancorp.

Our Board of Directors, through a process managed by the Nominating and Corporate Governance Committee, conducts an annual review of director independence. During this review, the Nominating and Corporate Governance Committee considers transactions and relationships between each director or any member of his or her immediate family and the Company. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director is independent.

As a result of this review, and based upon the advice and recommendations of the Nominating and Corporate Governance Committee, the Board of Directors has affirmatively determined that Messrs. Brown, Edinger, Herde, Lechleiter, Northern, Priebe, Simon and Tasman satisfy the independence requirements of the NASDAQ Stock Market. As employees of the Bank, Messrs. Heintzman and Hillebrand and Ms. Thompson do not satisfy these requirements. Bruce P. Madison resigned from our Board of Directors in May 2015. He was considered an independent director under the NASDAQ rules.

In performing its independence review, the Nominating and Corporate Governance Committee noted that the Bank has business relationships with Wyatt, Tarrant & Combs, of which Mr. Northern is a partner, and Publishers Printing Company, of which Mr. Simon is the President and Chief Executive Officer. Additionally, the Committee noted that the Bank and Mr. Heintzman have made charitable donations to the Catholic Education Foundation of Louisville, of which Mr. Lechleiter is the President. However, in all cases, the Committee determined that these relationships were not material to the director or his affiliated company or organization.

Our Articles of Incorporation and Bylaws require majority voting for the election of directors in uncontested elections. This means that the director nominees in an uncontested election for directors must receive a number of votes cast “for” his or her election that exceeds the number of votes cast “against.” The Company’s corporate governance guidelines further provide that any incumbent director who does not receive a majority of “for” votes in an uncontested election must, within five days following the certification of the election results, tender to the Chairman of the Board his or her resignation from the Board. The resignation will specify that it is effective upon the Board’s acceptance of the resignation. The Board will, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, accept or reject the resignation within 90 days after certification of the shareholder vote. The Board will promptly communicate any action taken on the resignation.

Additional Information Regarding the Background and Qualifications of Director Nominees

The Nominating and Corporate Governance Committee considers the particular experience, qualifications, attributes and expertise of each nominee for election to the Board. Having directors with different points of view, professional experience, education and skills provides broader perspectives and more diverse considerations valuable to the directors as they fulfill their leadership roles. Potential Board candidates are evaluated based upon various criteria, including:

●

Direct industry knowledge, broad-based business experience, or professional skills that indicate the candidate will make a significant and immediate contribution to the Board’s discussion and decision-making in the array of complex issues facing Bancorp;

●	Behavior and reputation that indicate he or she is committed to the highest ethical standards and the values of Bancorp;
●	Special skills, expertise, and background that add to and complement the range of skills, expertise, and background of the existing directors;
●	The ability to contribute to broad Board responsibilities, including succession planning, management development, and strategic planning; and
●	Confidence that the candidate will effectively, consistently, and appropriately take into account and balance the legitimate interests and concerns of all Bancorp’s shareholders in reaching decisions.

Directors must have time available to devote to Board activities and to enhance their knowledge of Stock Yards Bancorp, Inc. and the banking industry.

All non-management directors are required to own stock equal in value to three times their annual director compensation within five years of joining the Board and to maintain that minimum ownership level for the remainder of their service as a director. “Annual director compensation” is defined as the total of a director’s annual retainer fee, board meeting attendance fees and stock grants; committee fees (both attendance and chair fees) are excluded. The Nominating and Corporate Governance Committee may exercise its discretion in enforcing the guidelines when the accumulation of Common Stock is affected by the price of Bancorp stock or changes in director compensation. Management directors also have ownership targets as set forth elsewhere in this Proxy Statement. All directors’ ownership positions meet or exceed the requirement, and some of the more tenured directors are among the Company’s largest shareholders.

The Nominating and Corporate Governance Committee of the Board of Directors has presented a slate of eleven nominees for election as directors at the 2016 Annual Meeting. If elected, we expect that all of the aforementioned nominees will serve as directors and hold office until the 2017 annual meeting of shareholders and until their respective successors have been elected and qualified. All eleven nominees are standing for re-election and were last elected to the Board of Directors by shareholders at the 2015 Annual Meeting except Mr. Brown, who was first appointed in July 2015 to fill a vacancy on the Board of Directors and will be standing for election by shareholders for the first time. Below is a summary of the Committee’s consideration and evaluation of each director nominee.

Mr. Brown recently retired as a Vice President of Brown-Forman Corporation, a Fortune 1,000 company. His extensive experience in business, management and accounting, and his deep ties to the Louisville community, bring valuable local and global perspectives to our Board. Additionally, his widespread commitment to community organizations in Louisville and beyond gives him a strong sense of the needs, prospects and potential of our region. Mr. Brown serves on the Audit Committee of Bancorp and the Bank’s Trust Committee.

Mr. Edinger is President of J. Edinger & Son, Inc., a family owned business, which is typical of the Bank’s historical customer base. He brings this perspective to the Board, and he has the skills necessary to serve as lead director. Mr. Edinger is a long-serving member of the Board with a deep understanding of the role of the Board and of the Company and its operations. He chairs the Nominating and Corporate Governance Committee, and he serves on the Compensation Committee of Bancorp.

Mr. Heintzman holds an accounting degree, and prior to joining the Bank, worked as a certified public accountant for an international accounting firm. He joined the Bank in 1985 and has served as Chief Financial Officer, Executive Vice President and President. In January 2005 he assumed the position of Chairman and Chief Executive Officer. Mr. Heintzman has been instrumental in the Bank’s growth strategies and profitable execution. His commitment to ethical standards sets the example for the Bank and its employees, and his tenure and experience in all areas of the business provide a unique perspective of the business and strategic direction of the Company.

Mr. Herde holds an accounting degree, is a certified public accountant and joined Baptist Healthcare System, Inc., one of the largest not-for-profit health care systems in Kentucky, in 1984 as controller. Since 1993 he has been Chief Financial Officer. He has extensive experience in financial reporting and corporate finance. Mr. Herde chairs the Audit Committee of Bancorp, is an audit committee financial expert and serves on the Bank’s Trust Committee.

Mr. Hillebrand joined Stock Yards Bank in 1996 as director and developer of the private banking group. Prior to joining the Bank, he was with a regional bank and a community bank where he specialized in private banking. He has directed the expansion of the Bank into the Indianapolis and Cincinnati markets and was named President in 2008.

Mr. Lechleiter is the President of the Catholic Education Foundation of Louisville. From February 2002 until his retirement in January 2014, he served as the Executive Vice President and Chief Financial Officer of Kindred Healthcare, Inc., a Fortune 500 healthcare services company based in Louisville. Mr. Lechleiter also served in senior financial positions at other large publicly held healthcare services companies such as Humana Inc. and HCA, Inc. during his professional financial career spanning nearly 35 years. His extensive experience in business leadership, financial reporting, corporate finance, investor relations, mergers and acquisitions and corporate governance is valuable to the Board. Mr. Lechleiter serves on the Audit Committee as a financial expert and also chairs the Compensation Committee of Bancorp.

Mr. Northern is a partner in the Louisville office of Wyatt, Tarrant & Combs LLP where he has practiced law since 1980. Earlier in his career Mr. Northern was a White House Fellow, served as Special Assistant to the United States Secretary of the Interior Cecil Andrus and was the Legislative Director for U.S. Representative Romano Mazzoli. Mr. Northern’s legal experience is valuable to the Board including corporate governance, compliance, strategy and acquisition and development activities. He serves on the Nominating and Corporate Governance Committee of Bancorp and chairs the Bank’s Credit Risk Committee.

Mr. Priebe is President of Hall Contracting of Kentucky, which provides construction services in the areas of heavy construction, asphalt, civil, pipeline, and highway and bridge construction. A registered professional civil engineer, he began his career at Hall in 1986. Mr. Priebe has had extensive involvement with many civic organizations throughout his career. He has worked with the Kentucky Transportation Cabinet Disadvantaged Business Enterprise Training Program and is actively mentoring a local electric contractor. Mr. Priebe’s business acumen and familiarity with the local and regional economic climate bring valuable perspective to the Board. Mr. Priebe serves on the Audit Committee of Bancorp and the Bank’s Trust Committee.

Mr. Simon is President and Chief Executive Officer of Publishers Printing Company, a fifth-generation printing company. The company is the largest employer located in a county contiguous to the Bank’s primary market - one designated as a growth area for the Bank. Mr. Simon’s reputation has assisted the Bank in gaining a larger market share in that area. Mr. Simon brings his business perspective to the Board. He serves on the Nominating and Corporate Governance Committee of Bancorp as well as the Bank’s Credit Risk Committee.

Mr. Tasman is President of Tasman Industries, Inc. and Tasman Hide Processing headquartered in Louisville. This family-owned business was founded in 1947 and operates 14 locations in North America with offices in Europe and Asia. The company produces leather and finished products used by the military and general population. Mr. Tasman’s extensive knowledge of consumer demands and global business trends brings a unique perspective to the Board. He serves on the Compensation Committee of Bancorp and the Credit Risk Committee of the Bank.

Ms. Thompson joined the Bank in 1992 as Manager of the Investment Management and Trust Department, at which time the Trust Department had $200 million in assets under management. Under her leadership, the department has grown to $2.2 billion in assets under management and is one of the most profitable bank-owned trust companies in the country. Prior to joining the Company, Ms. Thompson practiced estate planning law and worked in a regional bank’s trust department where she specialized in investment management and estate and personal financial planning.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THESE NOMINEES

ITEM 2. RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 and has directed that management submit the selection of the independent registered public accounting firm to shareholders for ratification at the Annual Meeting. KPMG LLP has been engaged to audit the consolidated financial statements of Stock Yards Bancorp for the past 28 years. Representatives of KPMG LLP are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, we are submitting the selection of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP

ITEM 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to provide an advisory vote on the compensation of the named executive officers disclosed in the REPORT ON EXECUTIVE COMPENSATION section of this Proxy Statement. We have included this proposal among the items to be considered at the Annual Meeting pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934. While this vote is non-binding on our Company and the Board of Directors, it will provide the Compensation Committee with information regarding investor sentiment about our executive compensation philosophy, policies and practices which the Committee will be able to consider when determining future executive compensation arrangements. Our policy is to hold an advisory vote on executive compensation each year. The next vote will occur at our 2017 annual meeting of shareholders. Following is a summary of some of the key points of our 2015 executive compensation program. See the REPORT ON EXECUTIVE COMPENSATION section of this Proxy Statement for more information.

The pay-for-performance compensation philosophy of the Compensation Committee supports Stock Yards Bancorp’s primary objective of creating value for its shareholders.  The Committee strives to ensure that compensation of Stock Yards Bancorp’s executive officers is market-competitive to attract and retain talented individuals to lead Stock Yards Bancorp and the Bank to growth and higher profitability while maintaining stability and capital strength.  Our executive compensation program has been designed to align managements’ interests with those of our shareholders. In addition, the program seeks to mitigate risks related to compensation. In designing the 2015 compensation program, the Compensation Committee used key performance measurements to motivate our executive officers to achieve short-term and long-term business goals after reviewing peer and market data and the Company’s business expectations for 2015.

We believe that the information provided regarding executive compensation in this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to maximize shareholder return while mitigating risk and aligning managements’ interests with our shareholders. Accordingly, the Board of Directors recommends that shareholders approve the following advisory resolution:

RESOLVED, that the shareholders of Stock Yards Bancorp, Inc. approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Stock Yards Bancorp, Inc. 2016 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related narratives.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth in the following table is the beneficial ownership of our Common Stock as of December 31, 2015 for each person or entity known by us to beneficially own more than five percent of the outstanding shares of our Common Stock; all our directors and executive officers as a group; and directors, executive officers and employees as a group. “Executive officer” means the chairman, president, any vice president in charge of a principal business unit, division or function, or other officer who performs a policy making function or any other person who performs similar policy making functions and is so designated by the Board of Directors. For a description of the voting and investment power with respect to the shares beneficially owned by the nominees for election as directors and named executive officers of Stock Yards Bancorp, see the tables below.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Stock Yards Bancorp Common Stock (1)

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	936,129	(2)	6.3%

Directors and executive officers of Bancorp and the Bank as a group (16)	1,280,400	(3)	8.4%

Directors, executive officers, and employees of Bancorp and the Bank as a group (373 persons)	2,000,629	(3)(4)	13.0%

(1)

Shares of Stock Yards Bancorp Common Stock subject to stock options and stock appreciation rights that are currently exercisable or may become exercisable within the following 60 days under Stock Yards Bancorp’s Stock Incentive Plans are deemed outstanding for purposes of computing the percentage of Stock Yards Bancorp Common Stock beneficially owned by the person and group holding such options and stock appreciation rights but are not deemed outstanding for purposes of computing the percentage of Stock Yards Bancorp Common Stock beneficially owned by any other person or group.

(2)	Based upon Schedule 13G filed with the SEC as of December 31, 2015.

(3)

Includes 297,498 shares held by directors and executive officers subject to outstanding stock options and stock appreciation rights that are currently exercisable or may become exercisable within the following 60 days and 82,294 shares held in KSOP accounts.

(4)

The shares held by the group include 201,304 shares held by non-executive officers and employees of the Bank. In addition, includes 176,325 shares subject to stock options and stock appreciation rights that are currently exercisable or may become exercisable within the following 60 days held by non-executive officers of the Bank and 342,600 shares held by non-executive officers and employees of the Bank in their KSOP accounts, with sole voting power and investment power. Stock Yards Bancorp has not undertaken the expense and effort of compiling the number of shares other officers and employees of the Bank may hold other than directly in their own name.

The following table shows the beneficial ownership of Stock Yards Bancorp, Inc.’s Common Stock as of December 31, 2015 by each nominee for election as directors and each named executive officer.

Name	Number of Shares Beneficially Owned (1) (2) (3) (4)		Percent of Stock Yards Bancorp Common Stock

J. McCauley Brown	3,856	(6)	(5)
Nancy B. Davis	87,701		(5)
Charles R. Edinger III	214,792	(7)	1.42%
David P. Heintzman	233,696	(8)	1.54%
Carl G. Herde	25,221		(5)
James A. Hillebrand	106,426	(9)	(5)
Richard A. Lechleiter	13,787	(10)	(5)
Richard Northern	25,390		(5)
Phillip S. Poindexter	43,115		(5)
Stephen M. Priebe	7,830		(5)
Nicholas X. Simon	56,219	(11)	(5)
Norman Tasman	290,988	(12)	1.91%
Kathy C. Thompson	87,814		(5)
________________

(1)

Includes, where noted, shares in which members of the nominee’s or executive officer’s immediate family have a beneficial interest. The column does not, however, include the interest of certain of the listed nominees or executive officer in shares held by other non-dependent family members in their own right. In each case, the principal disclaims beneficial ownership of any such shares, and declares that the listing in this Proxy Statement should not be construed as an admission that the principal is the beneficial owner of any such securities.

(2)

Includes shares subject to outstanding stock options and SARs that are currently exercisable or may become exercisable within the following 60 days and unvested restricted shares issued under Stock Yards Bancorp’s Stock Incentive Plan(s) as follows:

Name	Number of Stock Options and SARs	Number of Unvested Restricted Stock Grants

Brown	-	-
Davis	26,772	1,258
Edinger	-	760
Heintzman	104,010	1,723
Herde	-	760
Hillebrand	56,198	-
Lechleiter	1,000	760
Northern	1,000	760
Poindexter	21,236	976
Priebe	600	760
Simon	-	760
Tasman	-	760
Thompson	36,529	1,556

(3)	Includes shares held in Directors’ Deferred Compensation Plan as follows:

Name	Number of Shares
Brown	183
Edinger	19,932
Herde	10,369
Hillebrand	273
Lechleiter	10,727
Northern	8,228
Priebe	4,724
Simon	12,013
Tasman	35,992

(4)	Includes shares held in the Company’s KSOP as follows:

Name	Number of Shares
Davis	527
Heintzman	22,538
Hillebrand	14,105
Poindexter	7,927
Thompson	20,918

(5)	Less than one percent of outstanding Stock Yards Bancorp Common Stock.
(6)	Includes 2,658 shares owned by Mr. Brown’s wife.
(7)	Includes 65,286 shares owned by Mr. Edinger’s wife.
(8)	Includes 4,041 shares owned by Mr. Heintzman’s wife.
(9)	Includes 17,170 shares held jointly by Mr. Hillebrand and his wife, 7,756 shares owned by Mr. Hillebrand’s wife and 391 shares held as custodian for children.
(10)	Includes 600 shares held as custodian for children.
(11)	Includes 32,805 shares held by Publishers Printing Company LLC, of which Mr. Simon is President and Chief Executive Officer.
(12)

Includes 46,551 shares owned by Mr. Tasman’s mother’s estate for which Mr. Tasman shares voting control but from which he derives no economic benefit; 59,359 shares held jointly by Mr. Tasman and his wife; 4,685 shares held as custodian for their son, and 139,649 shares owned by his mother’s trust of which Mr. Tasman is a beneficiary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, our directors and persons who own more than 10% of a registered class of Stock Yards Bancorp’s Common Stock to file initial reports of ownership and changes in ownership with the SEC and the NASDAQ. Such executive officers, directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from the applicable executive officers and our directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the year ended December 31, 2015.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT ON EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) reflects our 2015 executive compensation program with respect to the named executive officers (“NEOs”) whose compensation is detailed in the compensation tables that follow the CD&A. In this discussion, we explain our compensation philosophy and program, factors considered by the Compensation Committee (the “Committee”) in making compensation decisions and additional details of our practices.

The NEOs are:

●	David P. Heintzman, Chairman and Chief Executive Officer (“CEO”);
●	Nancy B. Davis, Chief Financial Officer (“CFO”);
●	James A. Hillebrand, President;
●	Kathy C. Thompson, Senior Executive Vice President and Manager of the Investment Management and Trust (“IM&T”); and
●	Phillip S. Poindexter, Executive Vice President and Chief Lending Officer.

Executive Summary

2015 Business Highlights

●	Fifth consecutive year of record earnings per share (“EPS”) and EPS growth in 25 of the last 27 years demonstrating a long history of earnings growth;

●	A net increase in the loan portfolio of 9% for 2015, with record loan production for the year;

●	Continuing credit quality improvements with non-performing loans at 0.44% of total loans; and

●	Continued stellar returns on average equity and assets.

Year Ended December 31,	2015	2014	Change
Net income	$37,187,000	$34,822,000	6.8%
Net income per share, diluted	$2.48	$2.36	5.1%
Return on average equity (“ROAE”)	13.55%	14.19%
Return on average assets (“ROAA”)	1.44%	1.45%

The Company’s 2015 ROAA compared to its compensation peer group (1) or to a broader peer group is impressive. The following chart illustrates the Company ROAA compared to its compensation peer percentiles.

The difference between performing at the 50th percentile and the Company’s actual performance in terms of net income is dramatic. The Company’s actual performance is over $13 million higher than performance at the median.

(1)	See page 22 for a listing of the compensation peer group.

Additionally, the graphs below illustrate superior long-term performance of the Company.

2015 Compensation Highlights

●

Base salary increases for our NEOs ranged from 0% to 4.3%, with an average increase of 1.4%. Three NEOs, including the CEO, received no increase to the base salaries as our compensation review of peer executives found them to be at or above applicable range for their positions.

●

The Committee reconsidered its approach to equity compensation for 2015, with the goal of increasing the performance-based equity earned by our NEOs. Following these changes, performance-vesting awards comprise 70% of the total award value, with the remaining 30% of the award value granted in time-vesting stock appreciation rights (“SARs”). Time-vested restricted stock is no longer awarded to NEOs.

●

As evidenced in the Summary Compensation Table on page 32, total compensation for each of our NEOs was lower in 2015 than in 2014. This was primarily driven by our short-term cash incentives, as the NEOs generally received Target payments for 2015 compared to Maximum payments for 2014.

Mix of Pay

We believe that our executive compensation program strikes an appropriate balance between fixed and variable pay as well as short and long-term pay. The charts below present the mix of 2015 direct compensation at Target and Maximum performance.

2015 Target Compensation

2015 Maximum Compensation

As demonstrated above, variable pay at Target for the CEO is at 50% of direct compensation. However, when the Bank performs at Maximum, payouts for variable pay significantly increase. Short-term cash compensation can maximize at 100% of base salary and long-term equity awards maximize at 102.5% of base salary for the CEO. At Maximum, base salary, or fixed pay, represents 33% of direct compensation for the CEO, while variable, or at-risk pay, represents 67% of direct compensation, clearly rewarding superior performance.

Say On Pay Results

At the 2015 Annual Meeting of Shareholders, 96.7% of the votes were cast in favor of the advisory vote to approve executive compensation, commonly known as “Say on Pay”. This vote is consistent with the 2014 Say on Pay result. The Committee believes its compensations practices are properly aligned with the interests of shareholders.

Connecting Pay and Performance

Stock Yards Bancorp continues to be one of the top-performing banks in the country. Our shareholders have been rewarded with superior results over one, three and ten-year time periods, as evidenced below. The Committee evaluated the Company’s financial performance over the long term, and believes the 10-year Total Shareholder Return (“TSR”) to be a better measure of performance than TSR over shorter periods. The 10-year TSR benchmarks all banks from before the 2008 financial crisis, tracks them through the crisis, and measures how well they have recovered post-crisis. As the table below indicates, our shareholders have earned superior returns over short, medium and especially long-term time horizons.

	Median Total Shareholder Return of Peer Groups (1)
	One Year Ended December 31, 2015	Three Year Ended December 31, 2015	Ten Year Ended December 31, 2015

Compensation Peer Group (2)	6.3%	52.4%	74.0%
Banks $1.5-$3.0 billion in assets (3)	13.0%	53.5%	36.4%
Banks $2.0-$5.0 billion in assets (4)	11.7%	54.9%	55.6%
SYBT	16.4%	83.8%	110.3%

Source: SNL Financial
(1)	Total Return equals the return of a security over a period, including price appreciation and the reinvestment of dividends. Dividends are assumed to be reinvested at the closing price of the security on the ex-date of the dividend.
(2)	See page 22 for a listing of the compensation peer group. Nicolet Bankshares, Inc. has been excluded due to limited trading volume.
(3)	Includes 73 nationwide exchange traded banks with $1.5B - $3B in total assets. Excludes merger targets.
(4)	Includes 82 nationwide exchange traded banks with $2B - $5B in total assets. Excludes merger targets.

The Committee believes stock price follows earnings growth over the long term, and management should be incented with respect to performance measures related to the operations of the Company. Over the short term, stock price is not controllable by management and should not be a tool to judge management’s performance. Often, price-to-earnings and price-to-book ratios expand or contract based on economic and broad market conditions, and the entire financial services sector is impacted to some degree. We believe our earnings per share growth, shown below, aligns management’s interests with shareholders and drives TSR over the long term.

	Earnings per Share Growth
	One Year Ended December 31, 2015	Three Year Ended December 31, 2015	Ten Year Ended December 31, 2015

SYBT	5.1%	34.1%	69.9%

Source: SNL Financial.

Additionally, the Committee believes that it uses appropriately challenging targets in setting goals for both short-term and long-term incentives. For example, under the Company’s performance share goals, executives need to outperform 75% of the universe (Banks with $1.5 to $3.0 billion in assets) to be at target performance, while a majority of our peers require 50th percentile achievement for target awards. Bancorp’s financial results must far exceed peer median performance in order to achieve Target-level awards. This further supports the Committee’s philosophy of benchmarking executives from the 50th to 75th percentiles for Target performance.

Committee’s Equity Award Philosophy

The Committee and its compensation consultant reviewed trends in equity compensation, and as a result of those discussions, recommended adoption of the 2015 Omnibus Equity Compensation Plan and the possible performance criteria to be used under it. The Plan was approved in April 2015 at the Company’s Annual Shareholder meeting.

The new Plan is aligned with shareholders’ interests in the following ways:

●	Includes a double-trigger to accelerate vesting upon a change in control;
●	Includes a clawback policy;
●	Requires a minimum vesting period of one year;
●	Excludes liberal share recycling; and
●	Prohibits repricing of SAR or options or buy-out of underwater awards without shareholder approval.

In addition, our grant practices demonstrate a commitment to performance-based compensation tied to long-term shareholder value.

●	The Committee will generally require a minimum post-vesting holding period of one year in certain grant agreements for executive officers (net of a portion which may be sold to pay income taxes);
●	Executives receive stock appreciation rights which gain value only through stock price appreciation;
●

Vesting of annual performance unit grants to executives is based on earnings per share growth and return on assets relative to peers, measures which should contribute to increases in shareholder value;

●	Stock appreciation rights vest over five years; and
●	No dividends are accrued or paid on performance unit grants until grants are earned.

Compensation Philosophy and Process

Objective of the Company’s Compensation Program

Our compensation program is designed to achieve the following objectives:

●	To attract, retain, and motivate top executive talent;
●	To link overall compensation to company performance;
●	To align executive interests with shareholder interests;
●	To place at risk a significant portion of total compensation, making it contingent on Company performance while consistent with our risk management policies; and
●	To support the Company’s objective of creating shareholder value without taking unnecessary risks.

The Committee believes that Bancorp’s pay policies and practices do not create risks reasonably likely to have a material adverse effect on the Company.

Role of the Compensation Committee

The Compensation Committee assists our Board in establishing the compensation of our executive officers. The Compensation Committee is responsible for annually assessing the performance of our NEOs and for determining both their annual salary and incentive (short- and long-term) compensation goals. Each of the three members of our Compensation Committee is independent as is defined under NASDAQ listing standards. The Compensation Committee retains an independent executive compensation consultant to assist in evaluating the compensation practices at the Company and to provide advice and ongoing recommendations regarding executive compensation consistent with our business goals and pay philosophy.

In 2014, the Compensation Committee engaged McLagan to provide executive compensation consulting services for its 2015 compensation programs and pay levels. The scope of McLagan’s executive compensation consulting assignment included the establishment and evaluation of the peer group of banks, as well as a comparison of management’s levels of base salary, annual cash incentive awards and equity-based compensation to those paid by the banks in the peer bank group (detailed below). The Compensation Committee used data developed by McLagan in its determination of overall competitive pay practices.

McLagan performed services solely on behalf of the Compensation Committee and has no other relationship with Bancorp or its management. The Compensation Committee has assessed the independence of McLagan and has concluded that McLagan’s work did not involve any conflicts of interest.

Compensation Committee Actions

The Compensation Committee held seven meetings during 2015, and its actions included finalizing all aspects of 2015 executive compensation based on recommendations made by McLagan. In addition, the Committee reviewed its compensation philosophy with McLagan, reviewed the Committee charter, reviewed the company-wide retirement plan programs, reviewed the 2016 Bancorp operating budget and its effect on incentive compensation programs for 2016 (including setting the EPS benchmarks for short-term compensation payouts), discussed executive succession planning and received education on compensation matters.

Role of Executives in Compensation Committee Deliberations

The Compensation Committee works closely with the CEO, who provides administrative support to the Compensation Committee. The CEO attends Compensation Committee meetings to discuss Bancorp’s compensation and performance matters. The general counsel of Bancorp works with Committee Chair to provide administrative support and, along with other executives, provide pertinent financial, tax, accounting, or operational information. Executives in attendance may provide their insights and suggestions, but only Compensation Committee members may vote on decisions regarding executive compensation. The Committee regularly conducts a portion of its business in executive session.

For each executive officer other than himself, the CEO makes recommendations to the Compensation Committee regarding compensation. The Compensation Committee reviews recommendations made by the CEO and information from the executive compensation consultant review. The Committee’s decisions are based on a variety of factors, including short- and long-term Company performance, the officer’s level of responsibility, an assessment of individual performance and competitive market data.

Peer Selection Process

Each year the Compensation Committee re-evaluates and updates the peer group, with the consultant’s guidance, to ensure ongoing relevance. The Compensation Committee uses this information for making compensation decisions, such as changes to base salaries, annual cash incentive awards and long-term equity awards.

For 2015, the Committee worked with the consultant to select peer banks using the following criteria:

●	Located in the continental United States;
●	Total assets less than $6 billion;
●	Total revenue from $50 to $250 million;
●

Location in a metropolitan area with a population of 200,000 or more. Bancorp competes against money center, regional, and community banks in its three primary markets. Competition for talented executives is greater in larger markets than in smaller communities, which often drives higher levels of compensation in those larger markets;

●

Insider ownership less than 35% with no single holder owning more than 15%. Certain banks comparable in size to Bancorp are controlled by a family or other group and pay for top executives may not be indicative of market conditions if the executive is also a substantial owner;

●	Non-interest income greater than 15% of revenue with IM&T revenue greater than $3.0 million. Bancorp has a large portion of non-interest income earned by its IM&T business;
●	Market capitalization greater than $100 million;

●	Non-performing assets / total assets less than 3.0%;
●	Return on average assets greater than .5%; and
●	No TARP participants.

The table below lists the peer banks approved by the Compensation Committee for 2015.

1st Source Corporation, Indiana (SRCE)	Orrstown Financial Services, Inc., Pennsylvania (ORRF)
Bryn Mawr Bank Corporation, Pennsylvania (BMTC)	Peapack-Gladstone Financial Corporation, New Jersey (PGC)
City Holding Company, West Virginia (CHCO)	Pinnacle Financial Partners, Inc., Tennessee (PNFP)
CoBiz Financial Inc., Colorado (COBZ)	QCR Holdings, Inc., Illinois (QCRH)
Enterprise Bancorp, Inc., Massachusetts (EBTC)	Sandy Spring Bancorp, Inc., Maryland (SASR)
Farmers National Banc Corp., Ohio (FMNB)	Southside Bancshares, Inc., Texas (SBSI)
First Busey Corporation, Illinois (BUSE)	Univest Corporation of Pennsylvania, Pennsylvania (UVSP)
Merchants Bancshares, Inc., Vermont (MBVT)	Washington Trust Bancorp, Inc., Rhode Island (WASH)
Nicolet Bankshares, Inc., Wisconsin (NCBS)	WSFS Financial Corporation, Delaware (WSFS)

The asset size, net income and market capitalization of the Peer Group as of December 31, 2015 compared to our asset size, total revenue, and market capitalization is set forth in the table below.

Peer Bank (1)	Total Assets (2)	Net Income (2)
	As of year end 2015	For year ended 2015
1st Source Corporation	$5,188	$57.5
Bryn Mawr Bank Corporation	3,031	16.8
City Holding Company	3,712	53.5
CoBiz Financial Inc.	3,352	26.1
Enterprise Bancorp, Inc.	2,286	16.1
Farmers National Banc Corp.	1,870	8.1
First Busey Corporation	3,999	39.0
Merchants Bancshares, Inc.	2,021	12.6
Nicolet Bankshares, Inc.	1,214	11.4
Orrstown Financial Services, Inc.	1,293	7.9
Peapack-Gladstone Financial Corporation	3,365	20.0
QCR Holdings, Inc.	2,593	16.9
Sandy Spring Bancorp, Inc.	4,655	45.4
Southside Bancshares, Inc.	5,162	44.0
Univest Corporation of Pennsylvania	2,879	27.3
Washington Trust Bancorp, Inc.	3,772	43.5
WSFS Financial Corporation	5,586	53.5
Median (2)	$3,352	$26.1

Stock Yards Bancorp, Inc.	$2,817	$37.2

On a total asset basis, Bancorp is slightly below the 50th percentile of the peer group; however, on a ROAA and ROAE basis, it ranks well above the 90th percentile of the peer group. For 2015 and consistently for many years, Bancorp performed at or near the 90th percentile of not only this peer group but the broader peer group of similar sized banks.

	Total Assets (2) 2012Y (in millions)	ROAA 2012Y (%)	ROAE 2012Y (%)

25th percentile	$2,286	0.66%	7.71%
50th percentile	$3,352	0.90%	9.05%
75th percentile	$3,999	1.01%	10.24%
Stock Yards Bancorp	$2,817	1.44%	13.55%

(1)

Pinnacle Financial was $5.866 billion in assets at 09/30/14 when peer group was selected, but $8.709 billion at 12/31/15 and therefore eliminated from comparison due to exceeding $6.0 billion threshold.

(2)	Dollars in millions

Benchmarking 2015 Compensation

Each executive officer’s pay is determined in part by evaluating the most recent comparative peer data relative to similar roles and responsibilities. For positions not specifically matched to peers, the officer’s level of responsibility is compared to positions deemed equivalent. The Committee has set the 75th percentile of our peer group as a benchmark for Mr. Heintzman’s compensation, even though Bancorp’s financial performance over the long term is well above the 75th percentile, as discussed above. The Committee believes it is appropriate to target the 75th percentile for Mr. Heintzman as we expect that the rigorous performance goals included in our incentive plans will require Bancorp to perform at the 75th percentile or above compared to our peers to actually achieve 75th percentile CEO compensation. For 2015, the Committee continued its general practice of targeting a range between the 50th and 75th percentile relative to peers for other NEOs, because the Committee believes that actual Bancorp performance must exceed the 50th to 75th percentile range for compensation to be positioned between the 50th and 75th percentiles. The Committee does not view benchmark data for our executives as prescriptive in establishing pay levels, but instead weighs qualitative and quantitative performance of each NEO to determine that the executive is at the appropriate position relative to market data and internal pay equity.

Compensation Components

Compensation Component	Purpose	Link to Performance	Fixed or Performance Based	Short or Long-term

Base salary	Attract and retain executives through market competitive payments	Based on each executive's performance and responsibilities. Used as a basis for short and long-term incentive award goals.	Fixed	Short-term

Cash incentives	Reward executives for achievement of certain annual financial goals

Incentives are 100% quantitative to goals important for near term financial success. Includes a measurement of our corporate performance for all executives, as well as business line performance for certain executives.

			Performance	Short-term

Performance stock units	Reward executives for sustained long-term performance while aligning the value of awards with the success of our shareholders	Awards vest based on achievement of three-year goals on EPS growth and Return on Assets versus peers.	Performance	Long-term

Stock appreciation rights	Align interests of executives with shareholders by rewarding increases in our stock price.	Awards only have value if stock price increases.	Performance	Long-term

Other executive compensation	Primarily Company-matching retirement contributions	Success of Company allows it to approve benefit plan matching levels.	Linked to performance	Short and long-term

Base Salary

We provide a base salary as the fundamental element of executive compensation. In support of our focus to attract and retain top talent, our philosophy is to pay base salaries that are within a competitive range of market practice. Individual pay will vary within the range depending on each executive’s position, performance, experience, and contribution. Salaries are the basis from which incentives and other select benefits are derived.

Executive	2014 Base Salary	2015 Base Salary	Percentage Change
Heintzman	$545,000	$545,000	0.0%
Davis	$242,000	$249,000	2.9%
Hillebrand	$386,000	$386,000	0.0%
Thompson	$354,000	$354,000	0.0%
Poindexter	$278,000	$290,000	4.3%

Short-Term Cash Incentives

The objective of annual cash incentive compensation is to deliver variable compensation that is conditioned on the attainment of certain financial, departmental and/or operating results of Bancorp. Therefore, the Committee established an incentive program based upon the achievement of certain earnings per share goals as well as line of business goals applicable to specific officers’ duties. The table below summarizes the short-term incentive targets and actual payments for 2015 performance.

	Target % of Base Salary	Target $	Actual Earned
Heintzman	50%	$272,500	$272,500
Davis	30%	$74,700	$74,700
Hillebrand	40%	$154,400	$154,400
Thompson	35%	$123,900	$30,975
Poindexter	35%	$101,500	$94,656

Mr. Heintzman, Ms. Davis and Mr. Hillebrand

For 2015, the determination as to whether cash incentives would be paid to Mr. Heintzman and two non-line of business executive officers, Ms. Davis and Mr. Hillebrand, was based solely upon the achievement of diluted earnings per share (“EPS”) objectives as set forth below.

The Committee strongly supports the use of EPS exclusively in the determining short-term cash incentive for certain executives without specific line of business oversight. The Committee believes that EPS, over the long-term, drives TSR. Oftentimes boards use several goals to focus management on specific operational objectives while also balancing credit quality and other risks. With virtually all areas of the Bank operating at high performance levels and operating ratios at superior levels, growth in EPS should be, and is, the primary focus of the management team. Establishing the appropriate mix of revenue growth, expense control measures, risk profile and other tactics should result in higher EPS over time. Therefore, the Committee believes aligning pay with EPS growth gives management the correct incentive to make the best decisions.

The 2015 executive short-term incentive plan goals were primarily based on achieving the budgeted diluted EPS levels for the year. Target performance level represented a 4% increase in diluted EPS over 2014. Targeted performance assumed loan growth of nearly 10% and further margin compression due to the low rate environment. The Committee believed the goals to be appropriately challenging.

The annual cash incentive formula includes increasingly higher payout percentages for corresponding higher EPS levels, further reinforcing the Committee’s pay-for-performance philosophy. EPS targets and corresponding bonus percentages for 2015 were as follows.

	Bancorp		Bonus as a Percentage of Base Salary
	EPS	EPS Growth	Mr. Heintzman	Ms. Davis	Mr. Hillebrand

Threshold	$2.38	1%	10%	6%	8%
	$2.40	2%	20%	12%	16%
	$2.42	2.5%	30%	18%	24%
	$2.44	3%	40%	24%	32%
Target	$2.46	4%	50%	30%	40%
	$2.51	6%	60%	36%	48%
	$2.56	8%	70%	42%	56%
	$2.61	11%	80%	48%	64%
	$2.66	13%	90%	54%	72%
Maximum	$2.71 or greater	15%	100%	60%	80%
Actual Results	$2.48	5%	50%	30%	40%

For 2015, the Company earned $2.48 per diluted share, and accordingly, the following incentive payments were made:

Name	2015 Base Salary	Incentive Percentage	Incentive Payment
Heintzman	$545,000	50%	$272,500
Davis	$249,000	30%	$74,700
Hillebrand	$386,000	40%	$154,400

Ms. Thompson

Ms. Thompson’s short-term incentive includes three components: departmental gross revenues, income before overhead allocations, and consolidated EPS of the Company. According to the publication Trust Performance Report, the IM&T department ranks in the top 125 bank-owned trust departments in the United States based on revenues, and contributed over 45% of the Company’s total non-interest income and nearly 15% of the Company’s net income, distinguishing the Company from most of its peers. The Report ranks the IM&T department’s return on assets on both a gross and net basis more than double that of the median for peer banks with $1-10 billion in IM&T assets, as evidenced below for the year ended 2014.

	SYB	Peer
Gross revenue as percentage of assets under management	0.79%	0.37%
Net revenue as percentage of assets under management	0.32%	0.11%

Ms. Thompson has both line of business and overall bank performance components to her short-term incentive plan. Growth in departmental profitability directly affects the profitability of the Company and significantly enhances shareholder value. Not only is the IM&T department a significant contributor to EPS, but the business referrals from this department to other lines of business are significant; therefore, the Committee believes Ms. Thompson should share in the overall success of the Company. Ms. Thompson’s incentive is weighted 75% for her line of business and 25% for overall Company performance. The matrix used to compute the incentive award, shown below, is structured such that achievement of target performance in all categories results in a cash incentive equal to 35% of base salary. Goals are considered appropriately challenging and difficult to achieve. Respective targets and corresponding bonus percentages for Ms. Thompson’s line of business components are as follows:

Line of Business Component

	Departmental Gross Revenues		Departmental Income Before Overhead Allocations
	Percentage Increase over Prior Year	Bonus as Percentage of Base Salary	Percentage Increase over Prior Year	Bonus as Percentage of Base Salary
Threshold	2%	2.625%	1%	2.625%
	3%	5.250%	2%	5.250%
	4%	7.875%	3%	7.875%
	5%	10.500%	4%	10.500%
Target	6%	13.125%	5%	13.125%
	8%	15.750%	7%	15.750%
	9%	18.375%	8%	18.375%
	10%	21.000%	9%	21.000%
	11%	23.625%	10%	23.625%
Maximum	12%	26.250%	Over 11%	26.250%
Actual Results	(1.1%)	0%	(2.7%)	0%

EPS Component

	Bancorp EPS	EPS Growth	Bonus as Percentage of Base Salary
Threshold	$2.38	1%	1.75%
	$2.40	2%	3.50%
	$2.42	2.5%	5.25%
	$2.44	3%	7.00%
Target	$2.46	4%	8.75%
	$2.51	6%	10.50%
	$2.56	8%	12.25%
	$2.61	11%	14.00%
	$2.66	13%	15.75%
Maximum	$2.71 or greater	15%	17.50%
Actual Results	$2.48	5%	8.75%

For 2015, Ms. Thompson received only the EPS component of her incentive resulting in a bonus of 8.75% of base salary, or $30,975.

Mr. Poindexter

The Committee believes its incentive matrix plan for Mr. Poindexter drives achievement of the Company’s annual performance goals to support its strategic business objectives and promote the attainment of specific financial goals while encouraging teamwork, policy compliance and risk avoidance. Mr. Poindexter’s incentive is weighted 75% for his line of business and 25% for overall Company performance. Having a bank wide goal encourages referrals across department lines which ultimately return a higher EPS to the Bancorp.

Line of Business Component

Mr. Poindexter’s line of business bonus consists of a matrix of all areas of his responsibility including: Commercial Banking, Private Banking, Treasury Management, International, and Correspondent Banking. The Commercial Banking and Business Banking areas are the source of significant loan and deposit growth. Net interest income comprises approximately two-thirds of the Company’s consolidated revenues. Growth in these areas significantly impacts the profitably of the Company. Mr. Poindexter’s matrix assigns various weights to several categories including: net loan and deposit growth, growth of loan fees and service charges, charge-offs and overall management. The program requires attainment of a minimum of 50 points in aggregate for any incentive bonus to be paid. Additionally, certain point deductions are considered to promote asset quality including deductions for excessive charge-offs and non-compliance with established customer service standards. Conversely, better than expected credit quality provides additional points to certain other categories. The matrix used to compute the incentive award, shown below, is structured such that achievement of target performance in all categories results in a cash incentive equal to 26.25% of base salary. Goals are considered appropriately challenging and difficult to achieve.

In 2015, the Company achieved record loan production of approximately $690 million which resulted in record net loan growth of $164 million, or 8.8% growth over 2014. This compares to $563 million of production for 2014.

The following is a summary of Mr. Poindexter’s performance under the short-term incentive plan.

Specific Components	Component Weight at Target Performance	Departmental Points Earned
Loan growth	50%	26.69
Non-interest deposit growth	5%	10.00
Interest bearing deposit growth	5%	-
Loan fees	10%	13.46
Deposit service charge revenue	5%	4.28
Officer production management	5%	5.00
Treasury services revenue	5%	5.10
International revenue	5%	6.50
Credit quality/charge offs	10%	20.00
Total	100%	91.03

The following summarizes the parameter of the plan.

	Bonus as a Percentage of Salary
	Threshold	Target	Maximum	Actual
Departmental points	50	100	200	91.03
Departmental bonus %	13.125%	26.25%	52.50%	23.89%

EPS Component

	Bancorp EPS	EPS Growth	Bonus as Percentage of Base Salary
Threshold	$2.38	1%	1.50%
	$2.40	2%	3.00%
	$2.42	2.5%	4.50%
	$2.44	3%	6.00%
Target	$2.46	4%	8.75%
	$2.51	6%	9.00%
	$2.56	8%	10.50%
	$2.61	11%	12.00%
	$2.66	13%	13.50%
Maximum	$2.71 or greater	15%	15.00%
Actual Results	$2.48	5%	8.75%

For 2015, Mr. Poindexter achieved 91.03 points under his departmental matrix plan resulting in a bonus equal to 23.19% of salary. Additionally, Mr. Poindexter received a bonus under the Bancorp EPS performance plan equal to 8.75% of salary. In aggregate, Mr. Poindexter earned a cash bonus of 32.64% of base salary, or $94,656.

Long-Term Incentives

The Committee believes that long-term incentive stock awards best align executives with interests of shareholders by providing individuals who have responsibility for management and growth of the Company with an opportunity to increase their ownership of the Company's Common Stock and to have a meaningful interest in the future of the Company.  In addition, equity awards allow Bancorp to effectively compete for executive talent both with large banks, that regularly offer equity as part of the executive compensation program, and smaller banks whose lack of equity awards can put them at a competitive disadvantage.

Equity Grants

For 2015, the Committee reconsidered its approach to long-term equity incentives to have performance-based awards at target constitute 70% of the grant date value and SARs represent 30%. This represents a change from our 2014 awards, which consisted of 60% performance-based awards and 40% SARs. The Committee has eliminated the use of time-vested equity grants other than SARs for our NEOs. The Committee favors continuing the use of SARs because they directly align the interests of executives with shareholders’ interests as value is only realized through a rising stock price.

Performance Stock Units (“PSUs”)

In 2011, the Committee amended the 2005 Stock Incentive Plan to allow for the issuance of PSUs. The amendment provided that PSUs may be awarded to employees and directors of Bancorp and Bancorp's affiliates on such terms and conditions as the Committee deems appropriate, including vesting upon the achievement of specified performance goals

PSUs generally require the executive to remain employed until the end of a performance cycle in order to vest and be paid in shares of Common Stock, with prorated awards still paid to those who leave Bancorp mid-cycle due to death, disability or retirement (age 60).  PSUs also vest at the target level (50% of the maximum) if a change in control occurs before a performance cycle ends. Executives do not receive the benefit of any dividends or other distributions paid on stock related to PSUs until after the stock is actually issued. For grants beginning in 2015 executives will be required to observe a one-year post-vesting holding period net of a portion which may be sold to pay income taxes.

In 2015, the Committee approved PSUs under the following terms:

Performance period:	Three years, beginning January 1, 2015 through December 31, 2017

Performance goals:

1. Grow diluted earnings per share at the cumulative three year EPS amount of $7.99 (Target performance) excluding one-time acquisition costs, if any, representing in excess of 7% compound annual growth rate (“CAGR”) in EPS. (50% weighting)

2. Rank at the 75th percentile (Target performance) compared to peer community banks over the plan period as measured by SNL Financial for all public banks $1.5-$3.0 billion in assets using ROAA as the performance measurement ratio. Performance will be measured by averaging the three annual rankings. (50% weighting)

Performance ranges:	The PSUs provide for minimum, target and maximum performance goals as follows:

	Minimum	Target	Maximum

Three year cumulative EPS	$7.50	$7.99	$8.22
Peer bank ROAA performance percentile	>50%	75%	90%

The target performance level was calculated by increasing 2014 actual EPS at the short-term cash incentive target percentage of 4% for 2015 and 7% growth thereafter for years 2016 and 2017, cumulating to $7.99 for the three year period or a 7% compound growth rate in EPS. The long-term incentive award was determined as a percentage of the participant’s 2015 base salary and was expressed as a number of shares of Company Common Stock valued on the date of grant. Fractional shares are not distributable.

A summary of the long-term incentive plan follows (all amounts are expressed as a percentage of 2015 base salary).

	EPS			Bancorp ROAA vs. Peers			Total Value of Stock that may be Earned, Based on Grant-Date Value, as a % of Base Salary
	Minimum	Target	Maximum	Minimum	Target	Maximum	Minimum	Target	Maximum
Heintzman	7.0%	17.5%	43.75%	7.0%	17.5%	43.75%	14.0%	35.0%	87.50%
Davis	4.2%	10.5%	26.25%	4.2%	10.5%	26.25%	8.4%	21.0%	52.50%
Hillebrand	5.6%	14.0%	35.0%	5.6%	14.0%	35.0%	11.2%	28.0%	70.00%
Thompson	4.9%	12.25%	30.625%	4.9%	12.25%	30.625%	9.8%	24.5%	61.25%
Poindexter	4.9%	12.25%	30.625%	4.9%	12.25%	30.625%	9.8%	24.5%	61.25%

Shares certified as earned by the Compensation Committee at the end of the performance period will be distributed to PSU participants by March 31 of the year following the performance period. All payouts of PSUs will be made in shares of Bancorp Common Stock based on the percentage earned of the maximum number of shares per participant determined at the beginning of the performance period.

Stock Appreciation Rights (“SARs”)

SARs provide an executive with the right to receive Stock Yards Bancorp Common Stock equal in value to the appreciation in Bancorp stock, if any, over the stock price as of the grant date as compared with the stock price during the exercise period. The vesting period of these SARs is typically five years and the exercise period is ten years.

2015 Grant Summary

	PSUs at Target (1)		SARs (2)
	Number Granted	Fair Value	Number Granted	Fair Value
Heintzman	5,805	$174,318	14,495	$86,245
Davis	1,591	$47,784	3,973	$23,639
Hillebrand	3,289	$98,775	8,213	$48,867
Thompson	2,639	$79,255	6,590	$39,211
Poindexter	2,162	$64,937	5,399	$32,124

(1)

Because grantees are not entitled to dividend payments during the performance period and have a one-year post vesting holding period, the fair value of these PSUs is estimated based upon the fair value of the underlying shares on the date of the grant, $34.43, adjusted for non-payment of dividends and illiquidity discounts or $30.03 per share.

(2)	SARs are valued using a Black Scholes value of $5.95 per SAR granted.

Other Executive Benefits

Post-Employment Compensation and Benefits To enhance the objective of retaining key executives, the Company established Change in Control Severance (“CICS”) Agreements, concluding it to be in the best interests of Bancorp, its shareholders and the Bancorp to take reasonable steps to compensate key executives, including all NEOs, in the event of a change in control or similar event. With these agreements in place, if Bancorp should receive takeover or acquisition proposals from third parties, Bancorp will be able to call upon these key executives for their advice and assessment of whether such proposals are in the best interests of shareholders, free of the influences of their personal employment situations. The CICS Agreements were updated in 2013 to require a both a significant change in Bancorp’s ownership and termination of employment before executives would receive any payment under the agreements. This approach is commonly referred to as a double-trigger.

Supplemental Retirement Benefits The Bank has a nonqualified deferred compensation plan which, until 2006, merely provided all executive officers, including all NEOs, with the ability to defer a portion of their cash compensation and related taxes, and instead receive such compensation after their employment with the Bank ends or, in certain cases, while still employed by the Bank through in-service distributions. Amendments in 2006 provided executives with Bank contributions for the amount of match they do not receive under the KSOP because of certain limits under the Internal Revenue Code.

In the 1980's, the Bank created a plan (called the Senior Officer Security Plan (“SOSP”)) to enhance the retirement security of certain NEOs by granting them a fixed annual benefit per year after retirement. This fixed amount was originally designed to supplement broader-based retirement programs and bring the executives' retirement income from combined sources of the tax-qualified employer retirement programs, social security and this plan to a level of approximately 70% of their pre-retirement income. Once implemented, the benefit amounts were never adjusted and therefore the plan is not expected to yield the level of income replacement contemplated. This plan still covers two current executive officers, Mr. Heintzman and Ms. Thompson, and there are no intentions to adjust their payments or add additional participants.

Stock Ownership Guidelines

The Committee believes that the executive officers of Bancorp should maintain meaningful equity interests in Bancorp to ensure that their interests are aligned with those of our shareholders. We adopted stock ownership guidelines that require our executive officers to own directly or indirectly a minimum level of Bancorp Common Stock, depending upon the executive’s position. Shares held by the executive, the executive’s spouse, or minor children, including, without limitation, shares held for the account of the executive in the Dividend Reinvestment Plan, the Bancorp KSOP plan, an IRA, or unvested time-based stock grants are deemed owned by the executive under the guidelines. The CEO is required to maintain ownership of Common Stock worth three (3) times his base salary. Each of the other executive officers is required to maintain ownership of Common Stock worth two (2) times his or her base salary. The valuation is based on the closing price on the last trading day of the preceding calendar year.

All officers in the summary compensation table exceeded the applicable guidelines as evidenced below.

	Base salary	Multiplier	Goal	Actual at December 31, 2015
Mr. Heintzman	$545,000	3	$1,635,000	$4,875,000
Ms. Davis	$249,000	2	$498,000	$2,283,000
Mr. Hillebrand	$386,000	2	$772,000	$1,864,000
Ms. Thompson	$354,000	2	$708,000	$1,898,000
Mr. Poindexter	$290,000	2	$580,000	$806,000

Clawbacks

During 2013, the Committee adopted a general clawback policy to give Bancorp the flexibility to require the return of paid compensation in certain circumstances, and amended its two primary performance-based compensation vehicles—the cash incentive plan under which NEO annual bonuses are awarded, and the PSU award agreements described above, to add the clawback provision.

The policy allows the Company to recover some or all of the amounts paid with respect to awards that were based on achievement of performance criteria, at any time in the three calendar years following payment, if and to the extent that the Committee concludes that (i) federal or state law or the listing requirements of the exchange on which the Company’s stock is listed for trading so require, (ii) the performance criteria required for the award were not met, or not met to the extent necessary to support the amount of the award that was paid, or (iii) as required by Section 304 of the Sarbanes-Oxley Act of 2002, after a restatement of the Company’s financial results as reported to the Securities and Exchange Commission.

Hedging and Pledging of Company Stock

Under our insider trading policy, no employee or director is permitted to engage in securities transactions that would allow them either to insulate themselves from, or profit from, a decline in the Company stock price. Similarly, no employee or director may enter into hedging transactions in the Company’s stock. Such transactions include (without limitation) short sales as well as any hedging transactions in derivative securities (e.g. puts, calls, swaps or collars) or other speculative transactions related to the Company’s stock. Pledging of Company stock is also generally prohibited.

Income Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation in excess of $1 million paid by a public company to its CEO or any of its other three most highly paid executive officers (other than the CFO). Compensation that qualifies as “performance-based” meaning based on the achievement of pre-established objective performance goals and paid under a plan pre-approved by our shareholders, is not subject to the deductibility limit.

The Committee monitors, and will continue to monitor, the effect of Section 162(m) on the deductibility of the Company’s compensation. The Committee weighs the benefits of full deductibility with the other objectives of the executive compensation program and, accordingly, may from time to time pay compensation that is not tax-deductible. For 2015, no compensation paid to executives was limited as to deductibility under Section 162(m).

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis and based on such review and discussions the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Stock Yards Bancorp, Inc.’s Annual Report on Form 10-K and the Proxy Statement.

The Compensation Committee of the Board of Directors of Stock Yards Bancorp, Inc.

Richard A. Lechleiter, Chairman

Charles R. Edinger III

Norman Tasman

The report of the Compensation Committee shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed soliciting material or subject to Regulation 14A of the Exchange Act or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Executive Compensation Tables and Narrative Disclosure

The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer. Throughout this section, we refer to executives named in this table individually as the "executive" and collectively as the "executives".

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5) (6)	Total ($)

David P. Heintzman	2015	545,000	-	174,318	86,245	272,500	-	98,245	1,176,308
Chairman and Chief Executive Officer	2014	545,000	-	141,347	103,799	545,000	180,672	99,228	1,615,046
	2013	535,000	-	206,166	60,204	428,000	-	100,825	1,330,195

Nancy B. Davis	2015	249,000	-	47,784	23,639	74,700	-	43,471	438,594
Chief Financial Officer	2014	242,000	-	37,662	27,650	145,200	-	38,595	491,107
	2013	232,000	-	70,739	-	111,360	-	34,846	448,945

James A. Hillebrand	2015	386,000	-	98,775	48,867	154,400	-	71,481	759,523
President	2014	386,000	-	80,092	58,800	308,800	-	70,943	904,635
	2013	375,000	-	78,759	67,518	240,000	-	70,074	831,351

Kathy C. Thompson	2015	354,000	-	79,255	39,211	30,975	6,471	63,342	573,254
Senior EVP and Manager	2014	354,000	-	64,267	47,185	238,508	120,960	64,521	889,441
of Investment Management	2013	345,000	-	122,733	-	229,425	-	52,627	749,785
and Trust

Phillip S. Poindexter	2015	290,000	-	64,937	32,124	94,656	-	49,799	531,516
EVP and Chief Lending Officer	2014	278,000	-	43,263	31,763	133,885	-	46,755	533,666
	2013	270,000	-	62,424	18,231	120,582	-	38,676	509,913

(1)

Stock awards include PSUs entitling executives to the issuance of one share of Common Stock for each vested PSU after the expiration of a three-year performance period. The value of the PSU grants measured at the grant date value was $30.03 in 2015, $26.42 in 2014 and $20.38 in 2013. The amount of related compensation included in the table above is that associated with the most probable performance outcome at the time of the grant. The table below reflects first the amount of compensation included in the Summary Compensation Table and second, the maximum amount achievable under these grants (in dollars).

	2015		2014		2013
	Most Probable on Date of Grant	Maximum	Most Probable on Date of Grant	Maximum	Most Probable on Date of Grant	Maximum

Heintzman	174,318	435,795	141,347	282,694	140,449	234,085
Davis	47,784	119,460	37,662	75,323	36,541	60,895
Hillebrand	98,775	246,938	80,092	160,184	78,759	131,268
Thompson	79,255	198,138	64,267	128,533	63,402	105,670
Poindexter	64,937	162,343	43,263	86,526	42,533	70,882

Stock awards also include restricted stock granted in 2013. The value of the restricted stock grants measured at the grant date value was $22.89. For assumptions used in valuation of stock awards and other information regarding stock-based compensation, refer to Note 17 to the 2015 consolidated financial statements.

(2)

Stock appreciation rights were granted with an exercise price equal to the closing price of the Common Stock on the applicable grant date, or $34.43, $29.05 and $22.89 in 2015, 2014 and 2013, respectively. The fair value of each SAR was $5.95, $5.37 and $3.61, respectively. For assumptions used in valuation of stock appreciation rights and other information regarding stock-based compensation, refer to Note 17 to the 2015 consolidated financial statements.

(3)

In the earlier section of this proxy statement captioned “Compensation Discussion and Analysis”, we refer to Non-Equity Incentive Plan Compensation as “short-term cash incentives” or “cash incentives.”

(4)

Assumptions used in calculating the change in actuarial value of the defined benefit above include a discount rate of 4.28% for December 31, 2015, 3.85% for December 31, 2014 and 4.72% for December 31, 2013, retirement age of 65, and payments occurring for 15 years, with no pre- or post-retirement mortality. The increase in discount rate decreased the actuarial value of Mr. Heintzman’s accrued benefit. The same is the case for Ms. Thompson; however, the effect of her increased vesting percentage more than offset the decline due to the discount rate.

Earnings on the executives' nonqualified deferred compensation balances are not included above. The investment alternatives of the nonqualified plan do not and have not offered above-market rates of interest or preferential returns.

(5)	All Other Compensation in 2015 consists of the following (in dollars):

	Heintzman	Davis	Hillebrand	Thompson	Poindexter
Matching contribution to 401(k)	15,900	14,940	15,900	15,900	15,900
Contribution to ESOP	5,300	4,980	5,300	5,300	5,300
Contribution to nonqualified plan (a)	66,000	19,920	40,560	35,440	25,200
Other	11,045	3,631	9,721	6,702	3,399
	98,245	43,471	71,481	63,342	49,799

(a)	This is a Bank contribution to supplement the contributions that the executive does not receive under the Bank’s tax-qualified KSOP because of plan limits or Internal Revenue Code limits.

(6)	Perquisites totaled less than $10,000 for each executive and are therefore not included in the table.

The following table sets forth information concerning plan-based awards made to the executives during the last fiscal year.

Grants of Plan-Based Awards Table
		Payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: number of shares of	All other option awards: number of securities underlying	Exercise or base price of option	Grant date fair value of stock and option
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	stock or units (#)	options (#)(3)	awards ($/Sh)	awards ($)
Heintzman	3/17/15	54,500	272,500	545,000	-	-	-	-	-	-	-
	3/17/15	-	-	-	2,322	5,805	14,512	-	-	-	174,318
	3/17/15	-	-	-	-	-	-	-	14,495	34.43	86,245
Davis	3/17/15	14,940	74,700	149,400	-	-	-	-	-	-	-
	3/17/15	-	-	-	636	1,591	3,978	-	-	-	47,784
	3/17/15	-	-	-	-	-	-	-	3,973	34.43	23,639
Hillebrand	3/17/15	30,880	154,400	308,800	-	-	-	-	-	-	-
	3/17/15	-	-	-	1,316	3,289	8,223	-	-	-	98,775
	3/17/15	-	-	-	-	-	-	-	8,213	34.43	48,867
Thompson	3/17/15	24,780	123,900	247,800	-	-	-	-	-	-	-
	3/17/15	-	-	-	1,056	2,639	6,598	-	-	-	79,255
	3/17/15	-	-	-	-	-	-	-	6,590	34.43	39,211
Poindexter	3/17/15	58,013	101,500	203,000	-	-	-	-	-	-	-
	3/17/15	-	-	-	865	2,162	5,406	-	-	-	64,937
	3/17/15	-	-	-	-	-	-	-	5,399	34.43	32,124

All material terms and conditions of grants are described in Compensation Discussion and Analysis. All grants were made under our 2005 Equity Compensation Plan and consisted of:

(1)	Cash incentives
(2)	Performance stock units
(3)	Stock appreciation rights

The following table sets forth information concerning equity stock options, SARs, restricted stock and PSUs held by the executives as of the end of the last fiscal year.

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) (1) Unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#) (2)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Heintzman
	12,000	-	26.8300	2/20/2017	-	-	-	-
	13,500	-	23.3700	2/19/2018	-	-	-	-
	12,300	-	22.1400	2/17/2019	-	-	-	-
	17,550	-	21.0300	2/16/2020	-	-	-	-
	11,505	2,877	23.7600	3/15/2021	-	-	-	-
	14,564	9,710	22.8600	2/20/2022	-	-	-	-
	6,670	10,007	22.8900	2/19/2023	1,723	65,112	-	-
	3,865	15,461	29.0500	2/18/2024	-	-	10,700	404,353
	-	14,495	34.4300	3/17/2025	-	-	5,805	219,371
	91,954	52,550			1,723	65,112	16,505	623,724
Davis
	5,000	-	26.8300	2/20/2017	-	-	-	-
	3,200	-	23.3700	2/19/2018	-	-	-	-
	3,000	-	22.1400	2/17/2019	-	-	-	-
	5,826	-	21.0300	2/16/2020	-	-	-	-
	2,787	697	23.7600	3/15/2021	-	-	-	-
	3,675	2,450	22.8600	2/20/2022	-	-	-	-
	-	-	22.8900	2/19/2023	897	33,898	-	-
	1,029	4,120	29.0500	2/18/2024	-	-	2,851	107,739
	-	3,973	34.4300	3/17/2025	-	-	1,591	60,124
	24,517	11,240			897	33,898	4,442	167,863
Hillebrand
	6,000	-	26.8300	2/20/2017	-	-	-	-
	4,295	-	23.3700	2/19/2018	-	-	-	-
	5,000	-	22.1400	2/17/2019	-	-	-	-
	9,000	-	21.0300	2/16/2020	-	-	-	-
	5,849	1,463	23.7600	3/15/2021	-	-	-	-
	7,840	5,227	22.8600	2/20/2022	-	-	-	-
	7,481	11,222	22.8900	2/19/2023	-	-	-	-
	2,190	8,760	29.0500	2/18/2024	-	-	6,063	229,121
	0	8,213	34.4300	3/17/2025	-	-	3,289	124,291
	47,655	34,885			0	0	9,352	353,412

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) (1) Unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#) (2)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Thompson
	9,500	-	26.8300	2/20/2017	-	-	-	-
	1,100	-	22.1400	2/17/2019	-	-	-	-
	9,011	-	21.0300	2/16/2020	-	-	-	-
	4,892	1,224	23.7600	3/15/2021	-	-	-	-
	6,384	4,256	22.8600	2/20/2022	-	-	-	-
	-	-	22.8900	2/19/2023	1,556	58,801	-	-
	1,757	7,030	29.0500	2/18/2024	-	-	4,865	183,848
	-	6,590	34.4300	3/17/2025	-	-	2,639	99,728
	32,644	19,100			1,556	58,801	7,504	283,576

Poindexter
	6,858	-	21.0300	2/16/2020	-	-	-	-
	3,277	820	23.7600	3/15/2021	-	-	-	-
	4,279	2,853	22.8600	2/20/2022	-	-	-	-
	2,020	3,030	22.8900	2/19/2023	522	19,726	-	-
	1,183	4,732	29.0500	2/18/2024	-	-	3,275	109,189
	-	5,399	34.4300	3/17/2025	-	-	2,162	72,081
	17,617	16,834			522	19,726	5,437	181,270

(1)

Stock appreciation rights vest 20% each year beginning one year after the grant date and each anniversary thereafter. The vesting schedule for SARs for each named executive officer is as follows (in number of shares):

Vesting Date	Heintzman	Davis	Hillebrand	Thompson	Poindexter

2/18/2016	3,865	1,030	2,190	1,757	1,183
2/19/2016	3,336	-	3,740	-	1,010
2/20/2016	4,855	1,225	2,613	2,128	1,426
3/15/2016	2,877	697	1,463	1,224	820
3/17/2016	2,899	795	1,643	1,318	1,080
2/18/2017	3,865	1,030	2,190	1,758	1,183
2/19/2017	3,335	-	3,741	-	1,010
2/20/2017	4,855	1,225	2,614	2,128	1,427
3/17/2017	2,899	795	1,643	1,318	1,080
2/18/2018	3,865	1,030	2,190	1,757	1,183
2/19/2018	3,336	-	3,741	-	1,010
3/17/2018	2,899	795	1,643	1,318	1,080
2/18/2019	3,866	1,030	2,190	1,758	1,183
3/17/2019	2,899	794	1,642	1,318	1,080
3/17/2020	2,899	794	1,642	1,318	1,079

	52,550	11,240	34,885	19,100	16,834

(2)

Shares vest ratably over three or five years beginning one year from the date of grant and each anniversary thereafter. The vesting schedule for restricted stock awards for each named executive officer is as follows (in number of shares):

Vesting Date	Heintzman	Davis	Hillebrand	Thompson	Poindexter

2/19/2016	574	299	-	519	174
2/19/2017	574	299	-	518	174
2/19/2018	575	299	-	519	174

	1,723	897	-	1,556	522

(3)

Performance stock units are earned over three year performance periods ending December 31, 2017 and 2016 based on goals. The vesting schedule for PSUs for each named executive officer is as follows (in number of shares):

Vesting Date	Heintzman	Davis	Hillebrand	Thompson	Poindexter

12/31/2016	10,700	2,851	6,063	4,865	3,275
12/31/2017	5,805	1,591	3,289	2,639	2,162

	16,505	4,442	9,352	7,504	5,437

The following table sets forth stock options exercised by or stock awards vested for the executives during the last fiscal year. Stock Awards include PSUs that vested on December 31, 2015. Final determination as to the amounts of these awards will be calculated in March 2016. Therefore, the awards in this table are the most probable amount.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Heintzman	41,500	515,885	14,712	539,207
Davis	8,400	116,262	3,974	145,063
Hillebrand	3,850	53,489	8,068	296,427
Thompson	7,200	92,211	6,873	250,978
Poindexter	13,400	149,351	4,454	163,244

Noncontributory Nonqualified Pension Plan

The purpose of the 2005 Restated Senior Officer Security Plan (the "SOSP") was to provide benefits, beginning at age 65, of $136,500 per year for 15 years for Mr. Heintzman and $82,000 per year for 15 years for Ms. Thompson, as a means to supplement their retirement income, after also considering expected Social Security benefits and the broad-based retirement plan applicable to Bank employees generally. The total potential benefit vests at 4% per year of service so that it is fully vested if the executive works for the Bank for a total of 25 years. At December 31, 2015, Mr. Heintzman is fully vested and Ms. Thompson was 92% vested under the plan. The retirement benefit also becomes fully vested in the event of the executive's disability or a change of control of the Bank or Stock Yards Bancorp while the executive is employed by the Bank. There are no intentions to adjust the benefit payments or add additional participants to the SOSP.

If the executive terminates employment before age 55, SOSP benefit payments can begin as early as age 55 (or such later age as the executive has elected), but the annual payment amount will be lowered to an actuarially equivalent value.

Death benefits are provided in lieu of these retirement payments if the participant dies while in the employ of the Bank before age 65 or after leaving the Bank due to disability. The death benefits are provided by the Bank endorsing over to the executive, via a split dollar agreement, a right to payment of a portion of the death benefits due under several insurance policies purchased by the Bank on the executives. At December 31, 2015, the SOSP provided for a $3,527,420 death benefit for Mr. Heintzman and a $1,762,805 death benefit for Ms. Thompson.

If an executive dies after employment termination (other than on account of disability) but before retirement payments begin, the executive's selected beneficiary is paid a death benefit equal to the retirement payments to which the executive would have been entitled, at the same time and in the same amounts those payments would have even paid to the executive. The following table illustrates these pension benefits.

Pension Benefit Table
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Heintzman	Senior Officers' Security Plan	31	1,088,916	-
Thompson	Senior Officers' Security Plan	23	577,491	-

Contributory Nonqualified Deferred Compensation Plan

The Executive Nonqualified Deferred Compensation Plan (the "NQ Plan") allows the executive to defer receipt of and income taxes on up to 10% of base salary and 50% of annual incentive compensation. In addition, based on those deferrals, executives are credited with any match or basic ESOP contribution that they do not receive under the Bank’s KSOP applicable to employees generally, because of plan and Internal Revenue Code limits on pay that can be taken into account in calculating the qualified plan benefits. This Bank credit to the Executive’s Plan accounts is vested in accordance with the same vesting schedule as applies in the KSOP, but all executives in the Summary Compensation Table have sufficient tenure with the Bank to be 100% vested in all contributions to the NQ Plan.

As amounts are credited to the NQ Plan, the value of the plan will increase or decrease based on the actual investment performance of certain investment funds selected by the Company, from which the executives can designate (and re-designate as often as they wish) how their account balances should be allocated.

The executives have elected between a lump sum distribution or annual installments over no more than 10 years from the NQ Plan, but that election applies only if they leave the Bank's employ due to death or after age 55. If the executive's termination of employment occurs other than on account of death and prior to age 55, benefits are automatically paid in a lump sum. The NQ Plan was amended in 2014 to give executives a chance to designate a different payment option on future credits to that plan than applies to previous contributions.

The executive also may elect (prior to the year in which credits are to be made) to have some or all of their own deferrals paid to them in a lump sum or installments over up to six years, while still employed by the Bank, provided they timely designate the amount and time for that payment, and subject to Internal Revenue Code restrictions on later accelerating the payment or delaying it. Executives may also apply to receive a distribution in the event of an unforeseeable emergency.

Nonqualified Deferred Compensation Table
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year (End $)

Heintzman (1)	49,050	66,000	-	-	1,322,398
	-	-	-	-	281,266
Davis	49,350	19,920	-	-	560,729
Hillebrand (1)	34,740	40,560	-	-	239,146
	-	-	-	-	10,323
Thompson	15,709	35,440	-	-	632,716
Poindexter	17,279	25,200	-	-	166,981

(1)	For Messrs. Heintzman and Hillebrand, includes first an employee account, then a director fee deferral account accumulated from periods when they received directors' fees.

(2)	This is a Bank contribution to supplement the contributions that the executive does not receive under the Bank’s tax-qualified KSOP because of plan limits or Internal Revenue Code limits.

Other Potential Post-Employment Payments

The Company has no employment agreement and/or severance agreement for any executive for any reason other than change in control.

Various benefit plans of the Bank have special terms that apply if a change in control occurs.

●	The SOSP, described above, provides that a change in control of the Bank during the executive's employment will trigger the executive becoming fully vested in the SOSP benefit;
●

The executives' ability to exercise stock awards granted prior to 2015 is fully accelerated upon a change in control and any unvested stock-based compensation awards made prior to 2015 become 100% vested at change in control. Awards made under the terms of the 2015 Omnibus Equity Compensation Plan will only vest if there is both a change in control and the executive’s employment ends within 24 months thereafter;

●	Performance Stock Units issued in the past are paid in shares of stock as if threshold performance was achieved at change in control;
●	Each of the executives had Change in Control Severance Agreements as of the end of 2015. The following summarizes those agreements.

In the event Mr. Heintzman, Ms. Thompson, Mr. Hillebrand or Ms. Davis is terminated without "cause" or resigns for "good reason" (as those terms are defined in the Change in Control Severance Agreements) during negotiations or within two years following a change in control of the Bank or Stock Yards Bancorp, the Bank will pay the executive a severance payment equal to three times the sum of their highest monthly base salary during the sixth months prior to termination or resignation, plus the highest annual cash bonus paid to them for the current and preceding two fiscal years preceding their termination or resignation.  For Mr. Poindexter, the multiple of base salary and historical bonus will be two times.

Each executive also has a right to participate in the Bank's health plans at their cost for three (two in the case of Mr. Poindexter) years following severance, in addition to any existing rights under COBRA. Mr. Heintzman, Ms. Thompson, Mr. Hillebrand and Ms. Davis are subject to an 18 month prohibition on competing with the Bank in any way within a 50 mile radius of any Bank office. All of the executives are required to maintain the confidentiality of all information regarding the business of the Bank and Bancorp and prohibited from soliciting customers or employees of the Bank for a period of 18 (12 for Mr. Poindexter) months following the receipt of any severance payment.

Mr. Poindexter's agreement caps the total payment plus other payments that are triggered by or enhanced due to a change in control that would cause the Bank to forfeit a tax deduction for some of the severance payment, the severance payment is reduced to an amount no less than $1.00 below the amount which the Bank can pay without a limitation on its deduction under Section 280G of the Internal Revenue Code and which the Mr. Poindexter can receive without subjecting the executive to an excise tax.  Section 280G, in general, denies a tax deduction for part of the compensation received in connection with a change in control, and imposes an excise tax on the recipient of such a payment, if the total paid exceeds three times an executive's five-year average W-2 reported income.  For Mr. Heintzman, Ms. Thompson, Mr. Hillebrand and Ms. Davis, rather than capping the amount paid based on Section 280G of the Internal Revenue Code, these agreements allow each executive to be paid the described severance amount, or an amount that is just below the Section 280G threshold, if the net amount they would receive after reduction for any excise tax they might owe, would be higher than the full amount after excise taxes are paid by them.  None of the agreement provide for the Company to gross up amounts for taxes owed.

Payment under each of the Change in Control Severance Agreements is made only if the executive fully releases all claims against Stock Yards Bancorp and the Bank.

The following table estimates the amount that would have been payable under the Change in Control Severance Agreements (as recently revised) if their terms had been triggered as of December 31, 2015 and other amounts that vest or accelerate if there is a change in control.

Officer	Change in Control Severance Agreement ($)	Difference Between lump sum Value of SOSP if fully vested, as compared with its value at actual percentage now vested ($) (1)	Value realized if Unvested Options and Stock Awards were vested and exercised ($) (2)	Total Potential Value ($)
Heintzman	3,260,171	-	1,536,145	4,796,316
Davis	1,182,600	-	387,681	1,570,281
Hillebrand	1,687,421	-	909,799	2,597,219
Thompson	1,608,933	57,197	656,287	2,322,418
Poindexter	847,770	-	506,527	1,354,297

(1)

This amount is the present value of 100% of the SOSP benefit accrued through the end of 2015, less the present value of the percentage of the benefit already vested, using an interest rate of 3.11% (120% of the IRS-published applicable federal rate as dictated by the SOSP’s terms) and the actual attained age of the Executive as of the fiscal year end.

(2)

This is the total value as of December 31, 2015 of restricted stock or restricted stock units that would become vested as a result of change in control, and the difference between the base price and the current fair market value as of December 31, 2015 on unvested Stock Appreciation Rights which would have vested had a change in control occurred as of that date. Each executive also has unexercised SARs which were vested before that date and would remain exercisable for a period beyond termination, the potential value of which is not included in the above chart.

Director Compensation

The following table sets forth information regarding the compensation of our directors for 2015.

Director Compensation Table					Change in Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred Compensation	All Other
	or Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($) (1)	($) (1)	($)	($) (2)	($)	($)

Mr. Brown	13,650	-	5,950	-	-	-	19,600
Mr. Edinger	48,000	25,000	-	-	-	-	73,000
Mr. Herde	47,200	25,000	-	-	-	-	72,200
Mr. Lechleiter	44,400	25,000	-	-	-	-	69,400
Mr. Madison (3)	13,400	-	-	-	-	-	13,400
Mr. Northern	43,200	25,000	-	-	-	-	68,200
Mr. Priebe	36,500	25,000	-	-	-	-	61,500
Mr. Simon	39,150	25,000	-	-	-	-	64,150
Mr. Tasman	44,100	25,000	-	-	-	-	69,100

(1)

In January 2015 each non-employee director received a Restricted Stock Award under the 2005 Stock Incentive Plan. The number of shares granted was equal to $25,000 divided by the fair market value per share on the grant date. Based on the closing price on the grant date of $32.86 each received 760 shares with the exception of Mr. Brown who received the customary 1,000 stock appreciation rights upon joining the Board in July 2015. The restricted stock awards fully vest one year from the date of grant, and the stock appreciation rights vest 20% each year following the date of the grant.

(2)	Each director has the option of deferring some or all of his cash fees. Investment options include Company stock and various mutual funds. Earnings on the directors' nonqualified deferred compensation balances are not included above. The investment alternatives of the nonqualified plan do not and have not offered above market rates of interest or preferential returns.

(3)	Mr. Madison resigned from the Board of Directors in May 2015. The resignation resulted in forfeiture of his 2015 stock award.

Messrs. Heintzman and Hillebrand and Ms. Thompson serve as directors for the Company but receive no compensation in this regard.

The Compensation Committee reviews Board compensation at least every two years. Their review of director compensation includes benchmark institutions and the related form and substance of how directors are compensated. For 2015, non-employee directors received an annual retainer of $15,000 (Mr. Brown received a pro rata portion of the retainer based on his service in 2015) and $1,000 for each meeting of Stock Yards Bancorp’s Board of Directors he attended, if the meeting was not held immediately before or after a meeting of the Board of Directors of the Bank. Stock Yards Bancorp’s directors are also directors of the Bank, and received $1,000 for each Bank board meeting attended.

Non-employee directors of Stock Yards Bancorp and the Bank who are members of the various committees of the Board of Directors received $1,000 per meeting of Bancorp’s Audit Committee, $700 per meeting of Bancorp’s Compensation Committee, $650 per meeting of Bancorp’s Nominating and Corporate Governance Committee, $750 per meeting of the Bank’s Trust Committee, and $700 per meeting of the Bank’s Credit Risk Committee (formerly the Loan Committee). In addition, the Chairman of the Audit Committee received an annual retainer of $11,000, the Chairman of the Compensation Committee received an annual retainer of $7,500, the Chairman of the Nominating and Corporate Governance Committee received an annual retainer of $5,000 and the Lead Independent Director received an annual retainer of $7,500. Annual retainers are prorated if a director serves in a position for a portion of the year.

Directors may defer all or a portion of their fees pursuant to the Director Nonqualified Deferred Compensation Plan (the "Director NQ Plan"), and the amounts so deferred then increase or decrease in value based on how the director elects that the account be allocated as among various investment options provided by the Bank. The investment options are currently the same options available under the Executive NQ Plan, except that directors may also direct that their fees be invested in Company stock, which is then actually purchased and held in trust at the Bank. At December 31, 2015, approximately 87 percent of the aggregate amounts owed directors under the Director NQ Plan were invested in the Company’s stock.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s role includes assisting the Board of Directors in monitoring the integrity of the Company’s financial statements and related reporting process, compliance by the Company with legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, performance of the Company’s internal audit function and the business practices and ethical standards of the Company. The Audit Committee operates under a written charter approved by the Board of Directors.

The Audit Committee reviews Stock Yards Bancorp’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent auditor, KPMG LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and its internal controls over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to express its opinions on the Company’s financial statements in accordance with accounting principles generally accepted in the United States of America (US GAAP) and the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor, including review of their qualifications, independence and performance.

The Committee discussed with management, the internal auditors and the independent auditors the quality and adequacy of Stock Yards Bancorp’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed the audit plans of both the independent and internal auditors, including audit scope and identification and evaluation of financial and related audit risks. The Committee also discussed the results of the internal audit examinations.

Management represented to the Audit Committee that Stock Yards Bancorp’s consolidated financial statements were prepared in accordance with US GAAP and the Audit Committee reviewed and discussed the quarterly and year end consolidated financial statements contained in filings with the Securities and Exchange Commission with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards Nos. 61 and 114, Communication with Audit Committees as adopted by the Public Company Accounting Oversight Board.

In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from Stock Yards Bancorp and its management, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee also considered whether the independent auditors’ provision of non-audit services to Stock Yards Bancorp is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Stock Yards Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

The Audit Committee of the Board of Directors of Stock Yards Bancorp, Inc.

J. McCauley Brown
Carl G. Herde, Chairman
Richard A. Lechleiter
Stephen M. Priebe

The following table presents fees for professional audit services rendered by KPMG LLP for the audits of Stock Yards Bancorp’s financial statements for 2015 and 2014 and fees billed for other services rendered by KPMG LLP.

	2015	2014
Audit fees, excluding audit related	$369,000	$349,100
Audit-related fees	22,000	21,000
All other fees	-	-
Total fees	$391,000	$370,100

Audit fees include fees for the consolidated audit and review of Form 10-K as well as fees for the reviews of quarterly financial information filed with the SEC on Form 10-Q and FDICIA reporting. Audit-related fees of $22,000 in 2015 and $21,000 in 2014 related to the audit of compliance with requirements applicable to U.S Housing and Urban Development assisted programs.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent auditors, except for both 2015 and 2014, they pre-approved the performance of unspecified audit-related services for which fees may total up to $20,000 annually. For 2015 and 2014 no fees were incurred under this approval.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain directors and officers of Stock Yards Bancorp and the Bank and their associates, as well as with corporations or organizations with which they are connected as directors, officers, shareholders or partners. These banking transactions are made on substantially the same terms including interest rates and collateral as those prevailing at the time for comparable transactions with persons not related to the Bank or Stock Yards Bancorp. In the opinion of management of Stock Yards Bancorp and the Bank, such transactions do not involve more than the normal risk of collectibility or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

At December 31, 2015, loans to directors and officers of Stock Yards Bancorp and the Bank and their associates totaled $866,000 equaling 0.3% of Bancorp’s consolidated stockholders’ equity.

Compensation Committee Interlocks and Insider Participation

During 2015 Messrs. Edinger, Lechleiter and Tasman, all of whom are independent, non-employee directors, served on the Compensation Committee of the Board of Directors. None have served as an officer of Stock Yards Bancorp nor had any relationship with Stock Yards Bancorp requiring disclosure under the Securities and Exchange Commission’s rules regarding related persons transactions. The Compensation Committee members have no interlocking relationships requiring disclosure under the rules of the Securities and Exchange Commission.

Review of Related Person Transactions

Bancorp has written procedures for reviewing transactions between Bancorp and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such related person transactions impair the independence of a director or present a conflict of interest on the part of a director or executive officer. Quarterly we require each of our directors and executive officers to complete a questionnaire listing any related person transactions. These are compiled by the internal audit department, and results are reported to the Audit Committee of the Board of Directors. Annually we require each director and executive officer to complete a directors’ and officers’ questionnaire that elicits information about related person transactions. Any related person transactions identified are discussed with the Audit Committee and evaluated to determine whether any likelihood exists that the transaction could impair the director’s independence or present a conflict of interest for that director. Any such conclusion would be considered by the Board of Directors. Should it be determined a director is no longer independent, he/she would be removed from the Audit, Compensation or Nominating and Corporate Governance Committee(s) as applicable. If the transaction were to present a conflict of interest, the Board would determine the appropriate response. Upon receiving notice of any transaction on the part of an executive officer that may present a conflict of interest, the Director of Internal Audit will discuss the transaction with the Chief Executive Officer or if the transaction involves the Chief Executive Officer, the Chair of the Audit Committee, to determine whether the transaction presents a conflict of interest. In a case involving a conflict of interest, the Chief Executive Officer, or Chair of the Audit Committee, along with the director of Human Resources will determine the appropriate response.

There were no transactions in 2015 with related persons requiring disclosure under the SEC’s disclosure requirements.

Under the oversight of the Audit Committee, management established a procedure under which any related person transaction or series of transactions in excess of $25,000, other than banking transactions in the ordinary course of business and in compliance with federal banking regulations, will be reported to and preapproved by the Audit Committee.

ANNUAL REPORT ON FORM 10-K

A copy of Stock Yards Bancorp, Inc.’s 2015 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, without exhibits, will be provided without charge following receipt of a written or oral request directed to: Nancy B. Davis, Executive Vice President, Treasurer and Chief Financial Officer, Stock Yards Bancorp, Inc., P.O. Box 32890, Louisville, Kentucky 40232-2890, (502) 625-9176; or nancy.davis@syb.com. A copy of the Form 10-K may also be obtained at the company’s website, www.syb.com or the SEC’s website, www.sec.gov.

OTHER MATTERS

The officers and directors of Stock Yards Bancorp do not know of any matters to be presented for shareholder approval at the Annual Meeting other than those described in this Proxy Statement. If any other matters should come before the Annual Meeting, the Board of Directors intends that the persons named in the enclosed form of proxy, or their substitutes, will vote such proxy as recommended by the Board or, if no recommendation is given in their own discretion in the best interests of Stock Yards Bancorp.

By Order of the Board of Directors

/s/ David P. Heintzman

David P. Heintzman Chairman and Chief Executive Officer Stock Yards Bancorp, Inc.
Louisville, Kentucky March 25, 2016

STOCK YARDS BANCORP, INC.

Stock Yards Bank & Trust®

P.O. BOX 32890
LOUISVILLE, KY 4032

Your vote is important. Please vote promptly.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 27, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you are voting by Internet or telephone, please DO NOT mail your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E02067-P74371 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

STOCK YARDS BANCORP, INC.

The Board of Directors recommends a vote FOR all nominees for director listed below, FOR the ratification of KPMG LLP and FOR the approval of executive compensation.

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. J. McCauley Brown	☐	☐	☐
1b. Charles R. Edinger III	☐	☐	☐
1c. David P. Heintzman	☐	☐	☐
1d. Carl G. Herde	☐	☐	☐
1e. James A. Hillebrand	☐	☐	☐
1f. Richard A. Lechleiter	☐	☐	☐
1g. Richard Northern	☐	☐	☐
1h. Stephen M. Priebe	☐	☐	☐
1i. Nicholas X. Simon	☐	☐	☐
1j. Norman Tasman	☐	☐	☐
1k. Kathy C. Thompson	☐	☐	☐
2. The ratification of KPMG LLP as the independent registered public accounting firm for Stock Yards Bancorp, Inc. for the year ending December 31, 2016.	☐	☐	☐
3. The advisory vote to approve the compensation of Bancorp's named executive officers.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Should the below signed be present and elect to vote at the Annual Meeting of Shareholders or at any adjournment thereof and after written notification to the Secretary of the Corporation at the Meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, only one signature is required but each holder should sign, if possible.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THE OLMSTED
JOHNSON HALL DRIVE
CHENOWETH LANE
MASONIC HOME DRIVE
Masonic Widows and Orphans Home Campus
WESTPORT ROAD
FRANKFORT AVENUE
SHELBYVILLE ROAD
DOWNTOWN LOUISVILLE
LEXINGTON ROAD
St. Matthews Branch
BRECKENRIDGE LANE
TO I-264

E02068-P74371

STOCK YARDS BANCORP, INC. | Stock Yards Bank & Trust®

1040 EAST MAIN STREET
LOUISVILLE, KENTUCKY 40206

PROXY FOR HOLDERS OF COMMON STOCK
ANNUAL MEETING OF SHAREHOLDERS - THURSDAY, APRIL 28, 2016

The undersigned hereby appoints David P. Heintzman and James A. Hillebrand or either of them, attorneys with power of substitution and revocation to each, to vote any and all shares of Common Stock of Stock Yards Bancorp, Inc. ("Bancorp") held of record by the undersigned, in the name and as the proxy of the undersigned, at the Annual Meeting of Shareholders of Bancorp ("Annual Meeting") to be held at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40206 on April 28, 2016 at 10:00 a.m., Eastern Time, or any adjournment thereof, hereby revoking any prior proxies to vote said stock, upon the following proposals more fully described in the Notice of and Proxy Statement for the meeting (receipt of which is hereby acknowledged).

This proxy, properly signed and dated, will be voted as directed, but if no instructions are specified, this proxy will be voted for all nominees for director, for the ratification of KPMG LLP and for the approval of executive compensation. If any other business is properly presented at such meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side